EXHIBIT 99.1

The Right Direction. SOUTHERN MICHIGAN BANCORP, INC. 2008 ANNUAL REPORT

To Our Shareholders

     You are, by now, all too familiar with the unprecedented challenges confronting many businesses and consumers throughout Southern Michigan Bancorp, Inc.'s tri-state market. Deteriorating economic conditions, especially in Michigan, have severely impacted the financial services sector. Although not immune from the impact of the economic downturn, Southern has implemented several initiatives that will enable it to better withstand the impact of the current economic cycle.

Financial Results

     For the fourth quarter of 2008, Southern Michigan Bancorp, Inc., incurred a net loss of $758,000, or ($.33) per share, compared with net income of $1,004,000, or $.52 per share for the same period last year. Fourth quarter results were impacted largely by a loan loss provision of $2,350,000. As of year-end 2008, non-performing loans as a percentage of total loans were 2.73 percent while the non-performing assets to total assets ratio stood at 2.16 percent. Our allowance for loan losses at year-end exceeded $7,100,000, or more than two percent of total loans. Each of these key measures of loan quality reflects favorably upon Southern and its overall condition, particularly when compared with its peers.
     For all of 2008, Southern earned $813,000, or $.36 per fully diluted share, compared with $4,133,000, or $2.28 per share in 2007. Our net interest margin of 4.36 percent remains strong. Non-interest income for the fourth quarter totaled $1,396,000 and $6,417,000 for all of 2008.
     As of year-end 2008, total shareholders' equity exceeded $44,416,000. Our regulatory capital ratios continue to be in the well-capitalized categories. Our Tier 1 leverage ratio was 7.9 percent as of December 31, 2008. In addition, our Tier 1 risk-based capital and total risk-based capital ratios were 9.7 percent and 11.0 percent, respectively at year-end 2008.

Strategic Initiatives

     Our corporate commitment to disciplined pricing of deposit services and to prudent loan underwriting standards has served us well in good times and in bad. In addition, Southern will continue to support those individual and business clients that form the foundation of successful community banks. We have a steady pipeline of exceptionally strong business clients and residential mortgage customers. The pickup in refinancing activity due to the low interest rate environment is expected to increase non-interest income as those loans are sold into the secondary market.
     With the direction and support of the boards for Southern Michigan Bank & Trust and FNB Financial, we have initiated the application process that will enable us to combine the operations of both banks into a single charter. When fully implemented, the consolidation into Southern Michigan Bank & Trust is designed to generate an additional $500,000 in income derived through a combination of expense reductions and revenue enhancements.
     The Board of Directors of Southern Michigan Bancorp, Inc. voted to reduce the quarterly dividend from the current level of $.20 per share to $.05 per share, effective with the March 31, 2009 payment period. This action was carefully deliberated with the full understanding of its potential impact on shareholders who rely upon dividends as an important source of income. However, the heightened scrutiny of capital strength by bank regulators and by the investment community compelled directors to take this action. As market conditions improve, we will evaluate restoration of dividends to more normalized levels.
   We are continually reviewing each component of our operation to identify opportunities to improve operating efficiencies, reduce expenses, and enhance revenue. In addition, we eliminated all bonuses and similar incentive compensation for 2008. The total impact of those opportunities already identified is substantial, and we remain vigilant in our ongoing efforts to improve.
     The financial services industry is in the early stages of a massive and historic restructuring. Many of the changes on the horizon are necessary and offer tremendous opportunities for success. Others will only further increase the complexity and challenges of managing a community bank. Southern's directors and management team offer you the assurance that we have the right combination of financial strength, strategic vision and creativity to emerge from this environment as a leader among our peers.
     Thank you for your continued confidence and support.

Sincerely,

John H. Castle,
Chairman and Chief Executive Officer

Partnering for Growth.

2     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

The Right Direction.

At left: The partners of Oak Prairie Farms, Nancy & Brian Nunemaker and Melody & Ron Hostetler, discuss farming equipment with Doug Kiessling, Vice President of Commercial Loans at Southern Michigan Bank & Trust.

The seeds of Oak Prairie
Farms were sewn in August
1987 when competitors
Brian Nunemaker and Ron
Hostetler met at an auction.
They decided to pool their
resources so they weren't
competing against one
another bidding for 500
acres of standing corn.

     That alliance worked so well
that the pair cast their lots - and
their farms - together perma-
nently in 1989 to create Oak
Prairie Farms in Bronson. The
partners began growing hybrid
seed corn and other crops on
2,800 acres and have since
expanded to more than 12,500
acres that now includes seed
corn, commercial corn, and soy
beans. Brian and Ron now
manage one of the largest farm
operations in the state.
     Oak Prairie Farms'
relationship with Southern
Michigan Bank & Trust began in
1996. Brian and Ron recognized
an opportunity to expand and
appreciated Southern's
willingness to work with them as

they expanded, and the Bank's
commitment to agricultural
lending. "Southern believed in
our potential to grow, offering us
the lines of credit we needed to
add acres, equipment and
employees," Brian explained. "We
also like banking with Southern
because it is a local bank. I know
the CEO, President and my loan
officer personally, and those
relationships are important to
me."
     "Bigger banks want our
business and still come after us.
By banking with Southern, we're
getting rates that are just as good
as those offered by the larger
banks, and service that is much
better."
     Doug Kiessling, Vice President
of Commercial Loans for Southern,
also farms, although on a smaller
scale than Oak Prairie. He knows
the special operating needs of his
agricultural clients, from
equipment failures to the lack of
rain.
     "That's the difference between
our bank and other banks: We're
committed to the agricultural
business, and we understand it,"

Doug explained. "When Ron and
Brian talk about the costs to
produce an acre of corn, I can
relate."
     Oak Prairie is part of a new era
of precision farming that relies
heavily on up-to-date information
and technology. Computer-
generated spreadsheets help the
business track costs by crop and
field location. Oak Prairie's nearly
$3 million investment in state-of-
the-art equipment, including
tractors steered via satellite, has
enabled the company to perform at
peak efficiency and to double its
productivity.
     Along each step of the farm's
business journey, Southern has
worked with Brian and Ron, helping
them reach their goals by providing
the necessary operating loans,
capital and equipment credit lines,
as well as personal banking
services.
     "We're partners with Southern
Michigan Bank & Trust," Brian
said. "We know they'll be here
tomorrow."

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     3

The Right Direction.

At right: Jim and Laura Maynard, owners of several McDonald's restaurants, discuss customer appeal at one of their sites with Nick Grabowski, Vice President of Commercial Loans at Southern Michigan Bank & Trust.

Jim and Laura Maynard's
lives have been closely
intertwined with McDonald's
for more than three
decades. In fact, the couple
met while working at a local
McDonald's. Today, they
own seven popular
McDonald's restaurants in
the area.

     Jim Maynard began working
his way up to manager at a local
McDonald's restaurant 35 years
ago. His goal was to become an
owner-operator of his own
McDonald's some day.
     Jim's wife, Laura was on a
parallel journey. She began
working at the Marshall
McDonald's 31 years ago,
continuing to work there while
attending college. She started as
a crew person and worked her way
to a management position.

     Jim and Laura married in 1986
and continued to work for
McDonald's together.
     They realized their dream of
ownership in 2001 when Jim and
Laura's employer offered them the
opportunity to purchase five
restaurants in Branch and
Hillsdale counties. In 2008, the
couple purchased two more
restaurants in St. Joseph County.
The owners began with 180
employees and now employ 350
people. "We just love the
business," said Jim.
     They also enjoy living and
doing business in small towns,
and they're pleased that their
bank - Southern Michigan Bank &
Trust - does as well. The couple
said they enjoy personally knowing
the people they work with at
Southern. The Maynard's believe
in being active in, and giving
back to their communities, and
appreciate that Southern shares
this philosophy.
     Jim and Laura say that
Southern has been instrumental
in the growth of their business. In

addition to providing capital,
Southern helped them automate and
streamline their office functions
through internet banking and set up
direct deposit for their employees.
"They made it very easy for us," said
Laura.
     Nick Grabowski, Vice President of
Commercial Loans, has worked with
the Maynards since 2005. "Jim and
Laura are great business partners,"
Grabowski said. "They're people of
integrity. I enjoy working with them
and look forward to continuing to
help them grow in the future."

4     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

Business & Community Growth.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     5

Business Expansion is Key to Success.

The Right Direction.
At left: Jamie Clark, President of Central Manufacturing Services, points out attributes of this warehouse facility to Robert Hungerford, Vice President of Commercial Loans at FNB Financial.

Even in difficult economic
times, Central
Manufacturing Services
continues to grow and look
toward the future with
optimism.

     Central Manufacturing Services
President Jamie Clark attributes
the success of his business to
"...a terrific customer base and
loyal, long-term employees." Now
celebrating its 40th year in
business, CMS was started by
Jamie's father, grandfather, and
five partners. The partners were
bought out in 1982 and Jamie
joined the business in 1996.
     Today, CMS has four locations
in Sturgis, three in Three Rivers
and a new warehouse in Portage,
which opened in October 2008.
Employing twenty-five, CMS is a
full service logistics provider for
manufacturers and service
companies.

     The company provides
warehousing, storage, office
space, material handling,
inventory control and other
services. Its regional trucking
operation covers Michigan,
Indiana, Ohio and Wisconsin.
     Robert Hungerford, FNB
Financial's Vice President of
Commercial Loans, has worked
with CMS for over 20 years, and
says a trust has developed in that
time. Robert helped CMS acquire
its new Portage warehouse last
year, and the facility is already
full.
     "CMS is a good, strong,
growing business," Hungerford
said. "It's a real pleasure working
with Jamie and his team."
     President Jamie Clark is proud
of his business, calling CMS "the
number one logistics solutions
provider in southwestern
Michigan." He is optimistic about
the firm's future and looks
forward to a long relationship
with FNB Financial. A member of

the Board of the Three Rivers
Chamber of Commerce, Jamie is
committed to his local community,
and likes the fact that FNB Financial
is community-oriented, too.
     He also appreciates how
FNB Financial works with him on
business transactions. "They make
things pretty simple for us - no red
tape, no layers of bureaucracy. I like
how they operate."

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     7

The Right Direction.
At right: Wag Enterprises business partners, Kathryn Gleaton and Robert Wagoner, show their new Mattawan facility to Robert Hungerford, Vice President of Commercial Loans at FNB Financial.

Imagine embarking on a
new business venture just
seven days before the
September 11, 2001
terrorist attacks. This is
just one of the two major
obstacles Robert Wagoner
has overcome during his
business career.

     Bob's story began when he
was hired as a 14-year-old bagger
and stock boy at Troyer's Super
Valu grocery store in his native
White Pigeon. Wagoner spent
nearly ten years at the store,
working his way up to assistant
manager. He went on to spend 37
years in the grocery business,
including stops at Spartan and
Village Market corporate offices. It
was at Village Market that he met
his future business partner,
Kathryn Gleaton, who also worked
at the corporate headquarters.
     Wagoner and Gleaton teamed
up to form Wag Enterprises,
purchasing two stores in Van
Buren County. The opening of

these stores occurred on
September 4, 2001 - just days
before the 9/11 tragedy disrupted
so many businesses.
     Fortunately, hard work and
knowledge of the grocery business
saw them through this difficult
time. Then on August 13, 2002,
powerful wind storms tore the roof
off and badly damaged their store
in Mattawan. Forced to rebuild the
store, they turned it into a state-
of-the-art facility with financing
provided by FNB Financial. Bob
contributed to the innovative
design of the new store, which
included a refrigeration system
located inside the store rather
than on the roof for easier access
and service.
     The partners not only
overcame this second obstacle,
but went on to add a third store in
Van Buren County. They have
Wagoner's Your Home Town Food
Stores in Lawton, Bloomingdale
and Mattawan, employing 100
people.
     But it was in December of last

year that Robert Wagoner's grocery
store career returned to its roots. He
purchased the store in White Pigeon,
where he'd bagged groceries and
stocked shelves as a high school
freshman. At this new store, as in
the others, the partners take pride in
supporting local community
programs, the local school district
and area athletic teams. And they
stress personal service to their
customers.
     Since 2001, FNB Financial has
been proud to partner with Wag
Enterprises in its business
endeavors. The Bank provides them
with a full range of business
banking services as well as personal
banking services for Bob and his
wife Dalene. Bob says the
relationship they have with FNB
Financial is a good one, and he
enjoys the Bank's attentiveness to its
customers, "I'm looking forward to
working with them in the future," he
said. "Hopefully, we'll grow
together."

8     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

Overcoming Obstacles.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     9

Contents

Financial Summary	11

Management's Discussion and Analysis	12

Management's Responsibility for Financial Reporting	24

Report of Independent Registered Public Accounting Firm	26

Consolidated Financial Statements	27

Notes to Consolidated Financial Statements	31

Selected Financial Data/Common Stock Market Prices and Dividends	61

Board of Directors	63

Southern Michigan Bank & Trust Board of Directors and Officers	64

FNB Financial Board of Directors and Officers	65

Shareholder Information	66

Forward-Looking Statements

     Statements contained in this report include forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about Southern itself. Forward-looking statements are identifiable by words or phrases such as "outlook," or "strategy"; that an event or trend "may," "should," "will," "is designed," or "is likely" to occur or "continue" or "is scheduled" or "on track" or that Southern Michigan Bancorp, Inc. or its management "anticipates," "believes," "estimates," "plans," "forecasts," "intends," "predicts," "projects," or "expects" a particular result, or is "confident" or "optimistic" that an event will occur, and variations of such words and similar expressions. All of the information concerning interest rate sensitivity is forward-looking. Management's determination of the provision and allowance for loan losses and the carrying value of goodwill, mortgage servicing rights and other intangible assets, involve judgments that are inherently forward-looking. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.

     Risk factors include, but are not limited to, the risk factors described in Southern's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or before March 31, 2009; the timing and level of asset growth; changes in banking laws and regulations; changes in value and credit quality of investment securities; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized at amounts projected, at all or within expected time frames; the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

     This section is intended to provide meaningful cautionary statements. This should not be construed as a complete list of all economic, competitive, governmental, technological, and other factors that could adversely affect our expected consolidated financial position, results of operations or liquidity. We undertake no obligation to update or revise our forward-looking statements to reflect developments that occur or information obtained after the date of this annual report.

10     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

Financial Summary

For the Year	2008	2007

Net interest income	$17,740,000	$14,906,000
Provision for loan losses	5,080,000	745,000
Non-interest income	6,417,000	4,268,000
Non-interest expense	19,024,000	12,860,000
Net income	813,000	4,133,000

Per Share

Basic earnings	$0.36	$2.29
Diluted earnings	0.36	2.28
Cash dividends declared	0.80	0.80

At Year End

Assets	$474,996,000	$480,178,000
Gross loans	335,310,000	335,978,000
Allowance for loan loss	7,104,000	5,156,000
Deposits	394,043,000	399,169,000
Other borrowings	12,492,000	14,753,000
Shareholders' equity	44,416,000	44,219,000

Ratios

Return on average assets	0.17%	1.18%
Return on average equity	1.77%	12.72%
Total risk-based capital ratio	10.98%	10.88%
ALLL as percentage of loans	2.12%	1.53%

Southern Michigan Bancorp, Inc. is a two bank holding company. The Company's wholly-owned subsidiaries, Southern Michigan Bank & Trust (SMB&T) and FNB Financial (FNB) offer individuals, businesses, institutions and governmental agencies a full range of commercial banking services primarily in the southern Michigan communities in which they are located and in areas immediately surrounding these communities.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is designed to provide a review of the consolidated financial condition and results of operations of Southern Michigan Bancorp, Inc. ("Southern"), and its wholly-owned subsidiaries, Southern Michigan Bank & Trust ("SMB&T") and FNB Financial ("FNB"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes.

Acquisition of FNB Financial Corporation

On December 1, 2007, Southern acquired FNB Financial Corporation. The 2008 results of operations include twelve months of combined financial results while the 2007 results of operations include one month of combined financial results after the close of the acquisition. The 2008 and 2007 year end balance sheets include all of the assets acquired and liabilities assumed from FNB Financial Corporation. Therefore, a comparison of 2008 to 2007 results of operations and 2007 to 2006 financial condition and results of operations is materially affected as a result of the acquisition. For more detailed information concerning the acquisition, see Note C to the consolidated financial statements.

Recent Market Developments

The global and U.S. economies are experiencing significantly reduced business activity as a result of, among other factors, disruptions in the financial system during the past year. Dramatic declines in the housing market during the past year, along with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of residential-related loans and mortgage-backed securities, spreading to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

Reflecting concern about the stability of the financial markets, many national and regional lenders have reduced, and in some cases, ceased to provide funding to borrowers, including other financial institutions. The availability of credit, confidence in the financial sector, and level of volatility in the financial markets have been significantly adversely affected as a result. In recent months, volatility and disruption in the capital and credit markets have reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers' underlying financial strength.

Results of Operations

Southern's net income for 2008 was $813,000 compared to $4,133,000 in 2007, a decrease of $3,320,000, or 80.3%. Provision for loan losses in the amount of $5,080,000 was expensed in 2008; up from $745,000 in 2007. Non-interest income of Southern, including gain on loan sales, increased 50.4% to $6,417,000 in 2008. Non-interest expense of $19,024,000 in 2008 was 47.9% higher than the 2007 costs.
	Percent Change from Prior Year			Percent Change from Prior Year
	2008	2007		2008	2007
Net interest income	19.01%	2.84%	Assets	-1.08%	45.56%
Provision for loan losses	581.88%	49.00%	Gross loans	-0.20%	32.89%
Non-interest income	50.35%	3.97%	Allowance for loan losses	37.78%	56.15%
Non-interest expense	47.93%	2.06%	Deposits	-1.28%	41.29%
Net income	-80.33%	3.09%	Other borrowings	-15.33%	111.57%
			Shareholders' equity	0.45%	55.25%

Results of operations can be measured by various ratio analyses. Two widely recognized performance indicators are return on equity and return on assets. Southern's return on average equity was 1.77% in 2008, 12.72% in 2007 and 14.54% in 2006. The return on average assets was 0.17% in 2008, 1.18% in 2007 and 1.25% in 2006.

12     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

          Net Interest Income

Interest income is the total amount earned on funds invested in loans, investment securities and federal funds sold. Interest expense is the amount of interest paid on interest bearing checking and savings accounts, time deposits, short term advances, subordinated debentures and other long-term borrowings. Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest income and interest expense adjusted for the tax benefit received on tax-exempt loan and investment securities. Net interest margin is calculated by dividing net interest income (FTE) by average interest earning assets. Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities. Because non-interest bearing sources of funds also support earning assets, the net interest margin exceeds the net interest spread.

Net interest income is the most important source of Southern's earnings. Changes in Southern's net interest income are influenced by a number of factors, including changes in the level of interest earning assets, changes in the mix of interest earning assets and interest bearing liabilities, the level and direction of interest rates and the steepness of the yield curve.

For 2008, Southern's net interest margin (FTE) was 4.36% compared to 4.83% for 2007 and 5.05% for 2006. Beginning with a 50 basis point drop in September 2007, the Federal Reserve began a campaign of decreasing overnight borrowing rates to stimulate the economy. Through December 2008, the Federal Reserve had decreased the overnight borrowing rate 5%, to its lowest level of all time, a range of 0% to .25%. Southern's interest rate spread and margin both decreased as yields on earning assets decreased 1.24%, from 7.55% to 6.31% while deposit yields were down 1.02%, from 3.22% to 2.20%.

Despite the lower net interest margin in 2008 and 2007, net interest income increased during both years by $3,055,000 and $508,000, respectively. The increase in both years primarily resulted from the acquisition of FNB.

The 2008 increase was a result of $2,606,000 improvement in interest income and $449,000 reduction of interest expense. The increase in interest income was the result of $104.1 million of additional average earning assets which was enough to overcome the large rate decrease. Despite adding $103.6 million of average interest bearing deposits, interest expense decreased $449,000 in 2008 as Southern closely monitored deposit rates.

The 2007 increase was a result of a $2,187,000 improvement in interest income partially offset by an increase in interest expense of $1,679,000. The increase in interest income was primarily a result of $23.7 million of additional earning assets. Approximately $10.5 million of the increase in average earning assets was a result of the acquisition of FNB. The average rate realized on earning assets in 2007 was 7.55%, an increase of 13 basis points from the 2006 results of 7.42%. This increase in average rate also contributed to the increase in interest income. The increase in interest expense partially offset the 2007 interest income.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     13

The following table presents a summary of net interest income (FTE) for 2008, 2007 and 2006.

Table 1.  Average Balances and Tax Equivalent Interest Rates

(Dollars in Thousands)
	2008			2007			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Interest earning assets:
Loans(1)(2)(3)	$334,873	$22,665	6.87%	$259,811	$20,824	8.02%	$248,088	$19,494	7.86%
Taxable investment securities(4)	44,341	2,100	4.74	31,586	1,648	5.22	22,909	1,018	4.44
Tax-exempt investment securities(1)	24,272	1,429	4.45	16,189	982	6.07	14,533	841	5.79
Federal funds sold	17,624	358	2.03	9,419	492	5.22	7,746	406	5.24
Total interest earning assets	421,110	26,552	6.31	317,005	23,946	7.55	293,276	21,759	7.42

Non-interest earning assets:
Cash and due from banks	13,795			8,940			9,056
Other assets	49,797			28,156			22,737
Less allowance for loan losses	(5,339)			(3,474)			(3,175)

Total assets	$479,363			$350,627			$321,894

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits	$159,576	$2,072	1.30%	$119,118	$3,106	2.61%	$104,108	$2,249	2.16%
Savings deposits	54,480	375.69		31,874	188.59		29,295	113	0.39
Time deposits	129,358	4,546	3.51	103,819	4,464	4.30	96,751	3,721	3.85
Securities sold under agreements to repurchase and overnight borrowings	10,423	156	1.50	3,235	114	3.52	39	2	5.13
Other borrowings	13,138	721	5.49	5,340	362	6.78	10,519	475	4.52
Subordinated debentures	5,155	319	6.19	5,155	404	7.84	5,155	399	7.74
Total interest bearing liabilities	372,130	8,189	2.20	268,541	8,638	3.22	245,867	6,959	2.83

Non-interest bearing liabilities:
Demand deposits	55,557			42,618			42,146
Other	4,343			4,887			4,285
Common stock subject to repurchase obligation	1,379			2,089			2,030
Shareholders' equity	45,954			32,492			27,566
Total liabilities and shareholders' equity	$479,363			$350,627			$321,894
Net interest income		$18,363			$15,308			$14,800
Interest rate spread			4.11%			4.33%			4.59%
Net yield on interest earning assets			4.36%			4.83%			5.05%

(1)

Includes tax equivalent adjustment of interest (assuming a 34% tax rate) for securities and loans of $486,000 and $137,000, respectively for 2008; $334,000 and $68,000, respectively for 2007; and $286,000 and $19,000, respectively for 2006.

(2)	Average balance includes average nonaccrual loan balances of $7,946,000 in 2008; $3,373,000 in 2007; and $2,951,000 in 2006.
(3)	Interest income includes loan fees of $602,000 in 2008; $353,000 in 2007; and $400,000 in 2006.
(4)

Average balance includes average unrealized gain (loss) of $684,000 in 2008; $14,000 in 2007; and ($199,000) in 2006 on available for sale securities. The yield was calculated without regard to this average unrealized gain (loss).

14     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

The next table sets forth for the periods indicated a summary of changes in interest income and interest expense, based upon a tax equivalent basis, resulting from changes in volume and changes in rates:

Volume Variance - change in volume multiplied by the previous year's rate.

Rate Variance - change in rate multiplied by the previous year's volume.

Rate/Volume Variance - change in volume multiplied by the change in rate. This variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Table 2. Changes in Tax Equivalent Net Interest Income

(Dollars in Thousands)
	2008 Compared to 2007 Increase (Decrease) Due To			2007 Compared to 2006 Increase (Decrease) Due To
Interest income on:	Rate	Volume	Net	Rate	Volume	Net

Loans	$(3,567)	$5,408	$1,841	$396	$934	$1,330
Taxable investment securities	(164)	616	452	198	432	630
Tax-exempt investment securities	(30)	477	447	42	99	141
Federal funds sold	(409)	275	(134)	(1)	87	86

Total interest earning assets	$(4,170)	$6,776	$2,606	$635	$1,552	$2,187

Interest expense on:

Demand deposits	$(1,875)	$841	$(1,034)	$505	$352	$857
Savings deposits	36	151	187	64	11	75
Time deposits	(901)	983	82	459	284	743
Securities sold under agreements to repurchase and overnight borrowings	(96)	138	42	(1)	113	112
Other borrowings	(81)	440	359	179	(292)	(113)
Subordinated debentures	(85)	-	(85)	5	-	5

Total interest bearing liabilities	$(3,002)	$2,553	$(449)	$1,211	$468	$1,679

Net interest income	$(1,168)	$4,223	$3,055	$(576)	$1,084	$508

          Provision for Loan Losses

The provision for loan losses is based on an analysis of the required additions to the allowance for loan losses. The provision is charged to income to bring the allowance for loan losses to a level deemed appropriate by management. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred losses in the loan portfolio. Some factors considered by management in determining the level at which the allowance is maintained include specific credit reviews, historical loan loss experience, current economic conditions and trends, results of examinations by regulatory agencies and the volume, growth and composition of the loan portfolio. The provision is adjusted quarterly, if necessary, to reflect changes in the factors above as well as actual charge-off experience and any known losses. For further information, see "Allowance for Loan Losses".

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     15

The provision for loan losses was $5,080,000 in 2008, compared to $745,000 in 2007 and $500,000 in 2006. During 2008 the provision was increased to account for higher specific reserves as well as increased charge-offs. In July 2008 a change in management at FNB occurred. New management rehired a special assets manager and began re-analyzing potential problem credits in the portfolio. As of December 31, 2008, specific reserves totaling $2,028,000 were identified resulting in a fourth quarter provision for loan losses of $2,350,000.

Prior to the current economic difficulties faced in Michigan as well as around the country, including the depressed real estate market, losses on residential real estate seldom occurred. During 2008 real estate mortgage net charge-offs increased 554.7%, or $588,000, compared to 2007. In addition, $800,000 of additional specific reserves were placed on residential real estate loans during 2008.

During the fourth quarter of 2008 a large commercial credit was charged-off. Provision expense of $1,351,000 was recorded relating to this credit.

In 2007, the provision for loan losses reflects net charge-off experience, the growth of the commercial portfolio as well as the continued decline in the Michigan economy and the local real estate market. Net charge-offs were $349,000 for 2007. Commercial loans increased $52 million in 2007 with approximately $43 million coming from the FNB acquisition.

          Non-Interest Income

Non-interest income increased $2,149,000 or 50.4% in 2008, $163,000 or 4.0% in 2007, and decreased 2.9% in 2006. Both the 2008 and 2007 increases are due to the acquisition of FNB, which provided $2,255,000 of income in 2008 and $174,000 of income in 2007.

In order to reduce the risk associated with changing interest rates, Southern regularly sells fixed rate real estate mortgage loans on the secondary market. Southern recognizes a profit at the time of the sale. Southern originated real estate mortgage loans of $17,455,000 in 2008 compared to $17,015,000 in 2007 and $26,343,000 during 2006. Net gains on loan sales decreased $54,000 in 2008, $237,000 in 2007 and $169,000 in 2006 as residential mortgage refinancing activity declined as rates moved up from 2004 historic lows.

In 2008, Southern recorded a $390,000 gain from life insurance proceeds.

In 2007, offsetting the decrease in net gains on loan sales was an 11.5% or $82,000 increase in trust fees and $152,000 or 8.3% increase in deposit account service charges. The average balance of loans serviced for others increased over $16 million in 2007 increasing the associated fees by $39,000. Southern also recorded a $128,000 gain on the sale of other real estate owned (OREO) during 2007.

Net security gains of $15,000, $13,000 and $1,000 were recognized in 2008, 2007 and 2006, respectively.

          Non-Interest Expense

Non-interest expenses increased $6,164,000 or 47.9% in 2008, $260,000 or 2.1% in 2007 and 6.8% in 2006.

Salaries and employee benefits expense increased $2,930,000 or 38.3% comparing 2008 to 2007. The increase is mainly attributable to a larger workforce following the FNB acquisition. During 2007, salaries and employee benefits increased 8.7% or $611,000. The FNB acquisition added 60 full time equivalent employees in December 2007, which added $247,000 of salaries and benefits expense. Reductions in pension expense due to the partial freeze of the plan in 2006 were offset by increases to the 401(k) plan as Southern enhanced the employer match and added a safe harbor 3% contribution provision. Health insurance costs increased 12.4% or $71,000 in 2007 compared to 2006.

Occupancy expense and equipment expense in 2008 increased $429,000 and $395,000 over 2007 respectively. The increases are primarily due to the increase in number of locations following the acquisition of FNB.

Printing, postage & supplies in 2008 increased $281,000 over 2007, also the result of the FNB acquisition.

Professional and outside services in 2008 increased $828,000 over 2007, with $618,000 of the increase relating to FNB activity. The remaining increase primarily reflects increases in auditing and legal fees relating to being a public entity.

16     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

Amortization of intangibles increased $343,000 in 2008 compared to 2007 as the core deposit intangible asset from the FNB acquisition is amortized.

Other non-interest expense increased in 2008. In addition to added costs for operating a full year of FNB, increases occurred in FDIC insurance premiums, costs to carry mortgage property as well as losses on the disposal of the property and telecommunication expenses.

          Income Taxes

Income taxes were a credit of $760,000 in 2008, and an expense of $1,436,000 in 2007 and $1,491,000 in 2006. Because of the significant decline in 2008 income before income taxes, a federal income tax credit resulted for 2008 after consideration of tax-exempt interest income, non-taxable life insurance income and other normal tax reconciling items. Tax-exempt income continues to have a major impact on Southern's tax expense. The benefit offsetting lower coupon rates on municipal instruments is the nontaxable feature of the income earned on such instruments. This resulted in a lower effective tax rate and reduced federal income tax expense by approximately $363,000 in 2008, $234,000 in 2007, and $180,000 in 2006.

Financial Condition

Total assets at December 31, 2008 totaled $474,996,000, a decrease of $5,182,000 or 1.1% from December 31, 2007.

          Cash and Cash Equivalents

Cash and cash equivalents increased $13,519,000 or 93.4% over the 2007 balances. At December 31, 2008, Southern had balances of $16,165,000 with the Federal Reserve, an increase of $15,064,000. During 2008, the Federal Reserve began paying banks interest on balances maintained at the Federal Reserve. At December 31, 2008, the interest rate paid by the Federal Reserve exceeded the overnight federal funds rate paid by Southern's primary correspondent bank.

          Securities Available for Sale

The securities available for sale portfolio decreased by $11,797,000, or 15.2%, from December 31, 2007 to December 31, 2008. Approximately $76 million of securities matured or were called in 2008 as compared to $31 million in 2007. The portfolio is monitored and securities or federal funds are purchased as deemed prudent by the Asset Liability Management Committee (ALCO). Southern has elected not to replace some maturing investments to meet anticipated liquidity needs.

The securities available for sale portfolio increased by 117.7%, or $41,913,000, from December 31, 2006 to December 31, 2007. Securities totaling $40 million were acquired in December 2007 from the acquisition of FNB.

The securities available for sale portfolio had net unrealized gains of $997,000 at December 31, 2008 and $271,000 December 31, 2007. Unrealized gains and losses within the investment portfolio are temporary since they are a result of market changes, rather than a reflection of credit quality.

          Loans

Substantially all loans are granted to customers located in Southern's service area, which is primarily Southern Michigan. Gross loans decreased by $668,000 or 0.2% in 2008, and increased $83.2 million or 32.9% in 2007.

The 2007 increase reflects $78.3 million of loans acquired from the acquisition of FNB. Excluding the loans acquired in the acquisition of FNB, total loans increased $4.9 million in 2007, entirely in the commercial and commercial real estate categories with declines in the real estate mortgage, consumer and construction categories.

Loan commitments, consisting of unused credit card and home equity lines, available amounts on revolving lines of credit and other approved loans which have not been funded, were $69,271,000 and $64,041,000 at December 31, 2008 and 2007 respectively. A high percentage of these commitments are priced at a variable interest rate, thus minimizing Southern's risk in a changing interest rate environment.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     17

          Nonperforming Assets

Nonperforming assets include nonaccrual loans, accruing loans past due 90 days or more, and other real estate owned, which includes real estate acquired through foreclosures and deeds in lieu of foreclosure.

A loan generally is classified as nonaccrual when full collectibility of principal or interest is doubtful or a loan becomes 90 days past due as to principal or interest, unless management determines that the estimated net realizable value of the collateral is sufficient to cover the principal balance and accrued interest. When interest accruals are discontinued, unpaid interest is reversed. Nonperforming loans are returned to performing status when the loan is brought current and has performed in accordance with contract terms for a period of time.

The following table sets forth the aggregate amount of nonperforming assets in each of the following categories:
	December 31
	2008	2007	2006
Nonaccrual loans:	(Dollars in thousands)
Commercial, financial and agricultural	$5,512	$3,032	$3,062
Real estate mortgage	3,178	1,342	449
Installment	25	31	7
	8,715	4,405	3,518
Loans contractually past due 90 days or
more and still on accrual:
Commercial, financial and agricultural	353	411	-
Real estate mortgage	75	-	-
Installment	9	18	6
	437	429	6

Total nonperforming loans	9,152	4,834	3,524
Other real estate owned	1,119	866	693

Total nonperforming assets	$10,271	$5,700	$4,217
Nonperforming loans to year-end loans	2.73%	1.44%	1.39%
Nonperforming assets to total assets	2.16%	1.19%	1.28%

Nonperforming loans are subject to continuous monitoring by management and estimated losses are specifically allocated for in the allowance for loan losses where appropriate. At December 31, 2008, 2007 and 2006, Southern had loans of $15,257,000, $9,144,000 and $7,281,000, respectively, which were considered impaired.

In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans is dependent to a large extent on the economic environment. In a deteriorating or uncertain economy, management applies more conservative assumptions when assessing the future prospects of borrowers and when estimating collateral values. This may result in a higher number of loans being classified as nonperforming.

          Allowance for Loan Losses

The allowance for loan losses is based on regular, quarterly assessments of the probable estimated incurred losses inherent in the loan portfolio. The allowance is based on two principles of accounting: Statement of Financial Accountings Standards (SFAS) No. 5, "Accounting for Contingencies" and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". The methodology used relies on several key features, including historical loss experience, specific allowances for identified problem loans and a number of other factors recommended in regulatory guidance.

18     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

The historical loss component of the allowance is based on considering the three and five year historical loss experience for each loan category. The component may be adjusted for significant factors that, in management's opinion, will affect the collectibility of the portfolio. The resulting loss estimate could differ from the losses actually incurred in the future.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a specific loan credit. These allowances are calculated in accordance with SFAS No. 114. As of December 31, 2008 specific reserves totaled $3,308,000 compared to $1,137,000 at December 31, 2007, an increase of 190.9%. The real estate mortgage portfolio which has been impacted by the difficult Michigan economy and the depressed real estate market accounts for $800,000 of the increase. The remaining specific reserve increase is from the commercial loan portfolio.

The final components of the allowance are based on management's evaluation of conditions that are not directly measured in the historical loss component or specific allowances. The evaluation of the inherent incurred loss with respect to these conditions is subject to a higher degree of uncertainty. The conditions evaluated in connection with these components of the allowance include current economic conditions, delinquency and charge off trends, loan volume, portfolio mix, concentrations of credit and lending policies, procedures and lending personnel.

The allowance for loan losses was $7,104,000 or 2.12% of loans at December 31, 2008 compared to $5,156,000 or 1.53% of loans at December 31, 2007.

The December 31, 2008 allowance consists of $4,800,000 in the historical loss experience component and specifically allocated reserves, leaving $2,304,000 from the other factors. This compares to $2,354,000 from the historical loss experience component and specifically allocated reserves and $2,802,000 from other factors at December 31, 2007. The FNB transaction added $1,462,000 to the December 31, 2007 allowance.

At December 31, 2008, management was not aware of any problem loan that would have a material effect on loan delinquency or loan charge-offs. Loans are subject to continual review and are given management's attention whenever a problem situation appears to be developing. While Southern is hopeful the new President and his cabinet will be able to stabilize financial and capital markets allowing some normalcy to return to the economy leading to higher employment, Southern expects further deterioration in the loan portfolio for 2009.

The allowance is maintained at a level, which in management's opinion, is adequate to absorb probable incurred loan losses in the loan portfolio. While management uses the best information available to make these estimates, future adjustments to the allowance may be necessary due to economic, operating or regulatory conditions beyond Southern's control.

          Deposits

Deposits have traditionally represented Southern's principal source of funds. Total deposits decreased 1.3% or $5,126,000 in 2008 and increased 41.3% or $116,660,000 in 2007. Approximately $118 million of deposits were acquired in the acquisition of FNB in December 2007. Of the deposits acquired, checking and savings accounts totaled $71 million and time deposits totaled $47 million. Attracting and keeping traditional deposit relationships will continue to be a focus of Southern.

          Other Borrowings

Southern borrowed $8,000,000 in December 2007 which was used to partially fund the FNB acquisition. The borrowings consisted of a $7,000,000 variable rate term loan and $1,000,000 under a $3,000,000 variable rate revolving line of credit, both with a correspondent bank. At December 31, 2008, $6,416,000 was outstanding on the term loan and $0 was outstanding on the line of credit.

As another alternate funding source, Southern obtains bullet advances from the Federal Home Loan Bank (FHLB). The advances are secured by a blanket collateral agreement with the FHLB giving the FHLB an unperfected security interest in Southern's one-to-four family mortgage and SBA loans. FHLB advances may be a less expensive way to obtain longer term funds than paying a premium for long term deposits. Southern acquired $3 million in FHLB advances in the FNB acquisition. At December 31, 2008, Southern had $5,447,000 in FHLB advances with interest rates between 3.29% - 4.57%, averaging 3.97%.

At December 31, 2007, Southern had $5,536,000 in FHLB advances with interest rates between 3.29% - 4.57%.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     19

          Subordinated Debentures

In March 2004, Southern Michigan Bancorp Capital Trust I, a Delaware statutory trust formed by Southern, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1,000 per security. Southern issued $5,155,000 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. Southern may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after April 7, 2009 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on April 6, 2034. The subordinated debentures are also redeemable, in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. Southern has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years. Southern's investment in the common stock of the trust was $155,000 and is included in other assets.

The $5,000,000 in trust preferred securities may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The trust preferred securities and subordinated debentures have a variable rate of interest equal to the sum of the three month London Interbank Offered Rate (LIBOR) and 2.75%. The rate at December 31, 2008 was 7.57%.

Capital Resources

Southern obtains funds for operating expenses and dividends to shareholders through dividends from its subsidiary banks. In general, the subsidiary banks pay only those amounts required to meet holding company cash requirements, while maintaining appropriate capital at the banks. Capital is maintained at the subsidiary banks to support their current operations and projected future growth. See additional discussion under the section titled "Liquidity".

Shareholders' equity was relatively flat at $44,416,000 at December 31, 2008 compared to $44,219,000 at December 31, 2007. Shareholders' equity increased 55.3% or $15,737,000 from $28,482,000 at December 31, 2006 to $44,219,000 at December 31, 2007. A total of $12.7 million of common stock was issued to FNB shareholders in December 2007 as part of the acquisition of FNB. Other growth in 2007 equity resulted primarily from current year's earnings offset by cash dividends declared.

The Federal Reserve Board (FRB) has imposed risk-based capital guidelines applicable to Southern. These guidelines require that banks and bank holding companies maintain capital commensurate with both on and off balance sheet credit risks of their operations. Under the guidelines, a bank must have a minimum ratio of total capital to risk-weighted assets of 8 percent. In addition, a bank and a bank holding company must maintain a minimum ratio of Tier 1 capital equal to 4 percent of risk-weighted assets. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries less goodwill, core deposit intangibles and 10 percent of mortgage servicing rights assets.

As a supplement to the risk-based capital requirements, the FRB has also adopted leverage capital ratio requirements. The leverage ratio requirements are intended to ensure that adequate capital is maintained against risk other than credit risk. The leverage ratio requirements establish a minimum ratio of Tier 1 capital to total assets of 3 percent for the most highly rated bank holding companies and banks that do not anticipate and are not experiencing significant growth. All other bank holding companies are required to maintain a ratio of Tier 1 capital to assets of 4 to 5 percent, depending on the particular circumstances and risk profile of the institution.

Regulatory agencies have determined that the capital component created by the adoption of FASB Statement 115 should not be included in Tier 1 capital. As such, the net unrealized gain or loss on available for sale securities is not included in the ratios listed in Note V to the consolidated financial statements. The ratios include the common stock subject to repurchase obligation in Southern's employee stock ownership plan (ESOP). As discussed in Note V, Southern and its subsidiary banks all exceed the well capitalized requirements at December 31, 2008.

20     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

Liquidity

Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Southern maintains certain levels of liquid assets (the most liquid of which are cash and cash equivalents, federal funds sold and investment securities) in order to meet these demands. Maturing loans and investment securities are the principal sources of asset liquidity. Liquidity is monitored and closely managed by the Asset/Liability Management Committee (ALCO), whose members are comprised of senior management.

Southern maintains correspondent accounts with regional and national banks for various purposes. In addition, cash sufficient to meet the operating needs of its branches is maintained at its lowest practical levels. At times, Southern is a participant in the federal funds market. Federal funds are generally borrowed or sold for one-day periods. During 2008 and 2007, federal funds were sold with an average balance of $17,624,000 and $9,419,000, respectively. As disclosed in Note J to Southern's consolidated financial statements, Southern had available credit arrangements at December 31, 2008 enabling it to purchase up to $19,000,000 in federal funds should the need arise, down from $32,000,000 at December 31, 2007. In January 2009 Southern's primary correspondent bank sent notice that the $10 million federal funds borrowing line was being curtailed As the regional and national banks leave the federal funds market, Southern has re-evaluated its liquidity sources, including Federal Home Loan bank borrowings and the Federal Reserve Discount Window.

Southern's principal source of funds to pay cash dividends is the earnings and dividends paid by SMB&T and FNB, which are restricted under current banking regulations. Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends the subsidiary banks can pay to the Company. At December 31, 2008, using the most restrictive of these conditions for each bank, the aggregate cash dividends that the banks can pay the Company without prior approval was approximately $582,000. FNB has no retained earnings available at December 31, 2008 to pay cash dividends to Southern.

Impact of Inflation and Changing Prices

The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio. Another significant effect of inflation is on other expenses, which tend to rise during periods of general inflation.

Commitments and Off-Balance Sheet Risk

Southern maintains off balance sheet financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, letters of credit and standby letters of credit. Loan commitments to extend credit are agreements to lend to a customer at any time, as the customer's needs vary, as long as there is no violation of any condition established in the contract. Letters of credit are used to facilitate customers' trade transactions. Under standby letters of credit agreements, Southern agrees to honor certain commitments in the event that its customers are unable to do so. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2008, Southern had commitments of $69,271,000 for lines of credit, $2,035,000 in standby letters of credit and $21,000 in commitments under commercial letters of credit outstanding.

These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to Southern's normal credit policies. Collateral generally consists of receivables, inventory and equipment and is obtained based on management's credit assessment of the customer. These financial instruments are recorded when they are funded.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     21

Interest Rate Sensitivity

Net interest income is the largest component of Southern's earnings. Net interest income is the difference between the yield on interest earning assets and the cost of interest bearing liabilities. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and enhance consistent growth of net interest income through periods of changing interest rates.

Interest rate risk arises when the maturity or repricing characteristics of assets differ significantly from the maturity or the repricing characteristics of liabilities. Accepting this risk can be an important source of profitability and shareholder value, however excessive levels of interest rate risk could pose a significant threat to Southern's earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to Southern's safety and soundness.

A number of tools are used to monitor and manage interest rate risk, including income simulation and market value of equity analyses. The income simulation model is used to estimate the effect that specific interest rate changes would have on net interest income assuming 1-3% up and down ramped changes to interest rates. With the current Federal Reserve target rate at 0% - .25%, no further decrease in rates was modeled at December 31, 2008. Assumptions in the simulation are based on management's best estimates, and are inherently uncertain. As a result, the models cannot predict precisely the impact of higher or lower interest rates on net interest income. The income simulation indicated if rates increased one percent, net interest income would increase $337,000, or 1.9%, if rates increased two percent, net interest income would increase $862,000, or 4.9% and if rates increased three perecent, net interest income would increase $1,292,000, or 7.3%.

The market value of equity analysis estimates the change in the market value of equity using interest rate change scenarios from +3% to -3% in 1% increments. As with the income simulation analysis, no further rate reductions were assumed as of December 31, 2008. The following table illustrates the percent change in equity based on changes in market interest rates:
change in market value of equity
3% increase in market rates	6.09%
2% increase in market rates	4.46%
1% increase in market rates	2.58%

No change	0.00%

1% decrease in market rates	NA%
2% decrease in market rates	NA%
3% decrease in market rates	NA%

The results of both simulations at December 31, 2008 are within the guidelines set and approved by Southern's Board of Directors.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based upon Southern's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Southern to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially could result in materially different results under different assumptions and conditions.

22     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

Allowance for Loan Losses: The allowance for loan losses is maintained at a level management believes is adequate to absorb probable incurred credit losses inherent in Southern's loan portfolio. Accounting for loan classifications, accrual status and determination of the allowance for loan losses is based on regulatory guidance. This guidance includes, but is not limited to, generally accepted accounting principles, the uniform retail credit classification and account management policy issued by the Federal Financial Institutions Examination Council, and the joint policy statement on the allowance for loan losses methodologies also issued by the Federal Financial Institutions Examination Council. Using this guidance, management estimates the allowance balance based on past loan loss experience, nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, information in regulatory examination reports, and other factors. Many of the factors listed are inherently subjective, and require the use of significant management estimates.

Fair Value Measurements: We use fair value measurements to record certain financial instruments and to determine fair value disclosures. Available for sale securities are financial instruments recorded at fair value on a recurring basis. Additionally, we may be required to record at fair value other financial assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve write-downs of, or specific reserves against, individual assets. SFAS 157, Fair Value Measurements, establishes a three level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used in the measurement are observable or unobservable. Observable inputs reflect market driven or market based information obtained from independent sources, while unobservable inputs reflect management estimates about market data.

The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market data. For financial instruments that trade actively and have quoted market prices or observable market data, there is minimal subjectivity involved in measuring fair value. When observable market prices and data are not fully available, management's judgment is necessary to estimate fair value. In addition, changes in the market conditions may reduce the availability of quoted prices or observable data. When market data is not available, management uses valuation techniques that require more judgment to estimate the appropriate fair value measurement. Fair value is discussed further in Note A under the heading "Fair Values of Financial Instruments" and in Note U, "Fair Value Measurements", of notes to consolidated financial statements.

Mortgage Servicing Rights: Mortgage servicing rights represent the allocated value of servicing loans that are sold with servicing retained by Southern. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Management's accounting treatment of loan servicing rights is estimated utilizing a discounted cash flow model to determine the value of its servicing rights. The valuation model utilizes mortgage prepayment speeds, the remaining life of the mortgage pool, delinquency rates, our cost to service loans, and other factors to determine the cash flow that we will receive from serving each grouping of loans. These cash flows are then discounted based on current interest rate assumptions to arrive at the fair value for the right to service those loans.

Acquisition Intangibles: Generally accepted accounting principles require a determination of the fair value of all of the assets and liabilities of an acquired entity, and recording of their fair value on the date of acquisition. A variety of means are employed in determination of fair value, including the use of discounted cash flow analysis, market comparisons, and projected future revenue streams. Once valuations have been adjusted, the net difference between the price paid for the acquired company and the value of its balance sheet is recorded as goodwill. Goodwill is subject to an impairment analysis, performed at least annually.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     23

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

Management of Southern Michigan Bancorp, Inc. has prepared and is responsible for the accompanying consolidated financial statements and for their integrity and objectivity. In the opinion of management, the financial statements, which necessarily include amounts based on management's estimates and judgments, have been prepared in conformity with accounting principles generally accepted in the United States of America, on a consistent basis. Management also prepared the other information in the Annual Report and is responsible for its accuracy and consistency with the financial statements.

The 2008 consolidated financial statements have been audited by the independent accounting firm of Clifton Gunderson LLP which was given unrestricted access to all financial records and related data, including minutes of all meetings of shareholders, the board of directors and committees of the board. Management believes that all representations made to the independent auditors during their audit were valid and appropriate. Clifton Gunderson LLP's auditor's report is presented on the following page.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Southern Michigan Bancorp, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. Southern's internal control system is designed to provide reasonable assurance to Southern's management and Board of Directors regarding the reliability of financial reporting and the presentation of published financial statements. The system of internal control includes policies and procedures pertaining to Southern's ability to record, process, and report reliable information. Actions are taken to correct any deficiencies as they are identified through internal and external audits, regular examinations by bank regulatory agencies, Southern's formal risk management process, and other means.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Further, because of changes in conditions, the effectiveness of internal control may change over time.

Southern's management assessed the effectiveness of internal control over financial reporting as of December 31, 2008. In making this assessment, it used the criteria for effective internal control over financial reporting set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in "Internal Control-Integrated Framework". Based on our assessment, management believes that as of December 31, 2008, Southern's internal control over financial reporting is effective based on those criteria.

This annual report does not include an attestation report of Southern's registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by Southern's registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit Southern to provide only management's report in this annual report.

John H. Castle Chairman and Chief Executive Officer	Danice L. Chartrand Chief Financial Officer

February 16, 2009

24     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

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SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     25

SOUTHERN MICHIGAN BANCORP, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Southern Michigan Bancorp, Inc.
Coldwater, Michigan

We have audited the accompanying consolidated balance sheets of Southern Michigan Bancorp, Inc. and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2008.  These consolidated financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Michigan Bancorp, Inc. and its subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio
March 10, 2009

26     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2008	2007
ASSETS
Cash	$4,455	$4,027
Due from banks	23,534	10,443
Cash and cash equivalents	27,989	14,470
Federal funds sold	3,320	6,449
Securities available for sale	65,718	77,515
Loans held for sale, net of valuation allowance of $0 in 2008 and 2007	121	624
Loans, net of allowance for loan losses of $7,104 - 2008 ($5,156 - 2007)	328,206	330,822
Premises and equipment, net	13,286	13,335
Accrued interest receivable	2,614	3,387
Net cash surrender value of life insurance	9,523	10,015
Goodwill	13,422	13,422
Other intangible assets, net	2,717	3,091
Other assets	8,080	7,048
Total Assets	$474,996	$480,178

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Non-interest bearing	$57,216	$57,027
Interest bearing	336,827	342,142
Total deposits	394,043	399,169
Securities sold under agreements to repurchase and overnight borrowings	13,890	9,776
Accrued expenses and other liabilities	4,272	5,077
Other borrowings	12,492	14,753
Subordinated debentures	5,155	5,155
Total Liabilities	429,852	433,930

Common stock subject to repurchase obligation in Employee Stock Ownership Plan, 100,392 shares outstanding in 2008 (92,203 shares in 2007)	728	2,029

Shareholders' equity
Preferred stock, 100,000 shares authorized; none issued or outstanding	-	-
Common stock, $2.50 par value:
Authorized - 4,000,000 shares
Issued - 2,311,740 shares in 2008 (2,307,924, shares in 2007)
Outstanding (other than ESOP shares) - 2,211,348 shares
in 2008 (2,215,721 shares in 2007)	5,528	5,539
Additional paid-in capital	18,588	17,087
Retained earnings	20,593	21,629
Accumulated other comprehensive income, net	413	122
Unearned Employee Stock Ownership Plan shares	(591)	(103)
Unearned restricted stock compensation	(115)	(55)
Total Shareholders' Equity	44,416	44,219
Total Liabilities and Shareholders' Equity	$474,996	$480,178

The accompanying notes are an integral part of the consolidated financial statements.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     27

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year ended December 31,
	2008	2007	2006
Interest income:
Loans, including fees	$22,528	$20,756	$19,475
Securities:
Taxable	2,100	1,648	1,018
Tax-exempt	943	648	555
Other	358	492	406
Total interest income	25,929	23,544	21,454
Interest expense:
Deposits	6,992	7,758	6,083
Other	1,197	880	876
Total interest expense	8,189	8,638	6,959
Net Interest Income	17,740	14,906	14,495
Provision for loan losses	5,080	745	500
Net Interest Income after Provision for Loan Losses	12,660	14,161	13,995

Non-interest income:
Service charges on deposit accounts	2,744	1,990	1,838
Trust fees	1,090	791	709
Net securities gains	15	13	1
Net gains on loan sales	336	390	627
Earnings on life insurance assets	363	286	272
Income from automated teller machines	624	352	260
Gain on life insurance proceeds	390	-	124
Other	855	446	274
Total non-interest income	6,417	4,268	4,105

Non-interest expense:
Salaries and employee benefits	10,582	7,652	7,041
Occupancy, net	1,383	954	766
Equipment	1,234	839	756
Printing, postage and supplies	659	378	373
Telecommunication expenses	379	229	185
Professional and outside services	1,575	747	951
Software maintenance expense	396	253	217
Amortization of other intangibles	374	31	22
Other	2,442	1,777	2,289
Total non-interest expense	19,024	12,860	12,600
Income before income taxes	53	5,569	5,500
Income tax provision (credit)	(760)	1,436	1,491
Net Income	$813	$4,133	$4,009
Basic Earnings Per Common Share	$0.36	$2.29	$2.27
Diluted Earnings Per Common Share	$0.36	$2.28	$2.26

The accompanying notes are an integral part of the consolidated financial statements.

28     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In thousands, except number of shares and per share data)
Years ended December 31, 2008, 2007 and 2006

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Unearned ESOP Shares	Unearned Compen- sation	Total
Balance at January 1, 2006	$4,025	$3,974	$18,419	$(124)	$(184)	$-	$26,110
Comprehensive income:
Net income for 2006			4,009				4,009
Net change for the year in other
comprehensive income items				82			82
Total comprehensive income							4,091
Cash dividends declared - $.78 per share			(1,381)				(1,381)
Common stock repurchased and
retired (10,050 shares)	(25)	(215)					(240)
Issuance of shares for 5% stock dividend, net of fractional shares
(84,355 shares)	211	1,813	(2,026)				(2)
Change in common stock subject
to repurchase	(25)	(212)					(237)
Reduction of ESOP obligation					41		41
Stock options exercised (5,581 shares)	14	86					100
Balance at December 31, 2006	4,200	5,446	19,021	(42)	(143)	-	28,482
Comprehensive income:
Net income for 2007			4,133				4,133
Net change for the year in other
comprehensive income items				223			223
Total comprehensive income							4,356
Cash dividends declared - $.80 per share			(1,525)				(1,525)
Issuance of 535,936 shares in merger with FNB	1,340	11,371					12,711
Issuance of restricted stock (2,740 shares of common stock at $24.58 per share)	7	60				(67)	-
Vesting of restricted stock						12	12
Change in common stock subject
to repurchase	(8)	127					119
Reduction of ESOP obligation					40		40
Stock option expense		83					83
Adjustment to initially apply SFAS 158 net of tax				(59)			(59)
Balance at December 31, 2007	5,539	17,087	21,629	122	(103)	(55)	44,219
Comprehensive income:
Net income for 2008			813				813
Net change for the year in other
comprehensive income items				291			291
Total comprehensive income							1,104
Cash dividends declared - $.80 per share			(1,849)				(1,849)
Common stock repurchased and
retired (819 shares)	(2)	(10)					(12)
Issuance of restricted stock (5,535 shares of common stock at $18 per share)	14	86				(100)	-
Vesting of restricted stock						24	24
Restricted stock forfeiture (900 shares)	(3)	(13)				16	-
Change in common stock subject
to repurchase	(20)	1,321					1,301
Purchase of 28,500 shares by ESOP					(609)		(609)
Reduction of ESOP obligation					121		121
Stock option expense		117					117
Balance at December 31, 2008	$5,528	$18,588	$20,593	$413	$(591)	$(115)	$44,416

The accompanying notes are an integral part of the consolidated financial statements.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     29

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2008	2007	2006
Operating Activities
Net income	$813	$4,133	$4,009
Adjustments to reconcile net income to net cash
from operating activities:
Provision for loan losses	5,080	745	500
Depreciation	1,228	835	696
Amortization of other intangible assets	374	31	22
Net amortization (accretion) of investment securities	214	(33)	(69)
Stock option and restricted stock grant compensation expense	141	95	-
Net securities gains	(15)	(13)	(1)
Loans originated for sale	(17,455)	(17,015)	(26,343)
Proceeds on loans sold	17,936	17,140	27,195
Net gains on loan sales	(336)	(390)	(627)
Gain on life insurance proceeds	(390)	-	(124)
Net loss on sale of equipment	46	1	2
Net change in obligation under ESOP	121	40	41
Net change in:
Accrued interest receivable	773	(52)	(395)
Cash surrender value	(363)	(286)	(272)
Other assets	807	1,041	1,693
Accrued expenses and other liabilities	(1,075)	(821)	(144)
Net cash from operating activities	7,899	5,451	6,183

Investing Activities
Bank acquisition, net of $4,199 cash assumed	-	(9,565)	-
Activity in available for sale securities:
Proceeds from maturities and calls	75,750	30,733	20,628
Purchases	(63,427)	(32,007)	(20,066)
Net change in federal funds sold	3,129	9,495	(2,993)
Proceeds from life insurance	1,241	67	310
Loan originations and payments, net	(4,093)	(7,438)	(10,974)
Proceeds from sale of equipment	2	2	-
Additions to premises and equipment	(1,227)	(2,564)	(2,168)
Net cash from investing activities	11,375	(11,277)	(15,263)

Financing Activities
Net change in deposits	(5,126)	(1,938)	14,431
Net change in securities sold under agreements to repurchase and overnight borrowings	4,114	9,592	-
Proceeds from other borrowings	600	9,084	1,127
Repayments of other borrowings	(2,873)	(4,286)	(6,134)
Purchase of ESOP shares	(609)	-	-
Cash dividends paid	(1,849)	(1,525)	(1,331)
Cash paid in lieu of fractional shares for 5% stock dividend	-	-	(2)
Stock options exercised	-	-	100
Repurchase of common stock	(12)	-	(240)
Net cash from financing activities	(5,755)	10,927	7,951

Net change in cash and cash equivalents	13,519	5,101	(1,129)
Beginning cash and cash equivalents	14,470	9,369	10,498
Ending cash and cash equivalents	$27,989	$14,470	$9,369

The accompanying notes are an integral part of the consolidated financial statements.

30     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Industry Segments:  Southern Michigan Bancorp, Inc. (the Company) is a two bank holding company.  The Company's business is concentrated in the banking industry segment.  The subsidiary banks offer individuals, businesses, institutions and government agencies a full range of commercial banking services primarily in the southern Michigan communities in which the banks are located and in areas immediately surrounding these communities.  The banks grant commercial and consumer loans to customers.   The majority of loans are secured by business assets, commercial and residential real estate, and consumer assets.  There are no foreign loans.

Principles of Consolidation:  The consolidated financial statements include the accounts of Southern Michigan Bancorp, Inc. and its wholly-owned subsidiaries, Southern Michigan Bank & Trust (SMB&T) and FNB Financial (FNB) after elimination of significant inter-company balances and transactions.  SMB&T owns SMB Mortgage Company, which transacts all residential real estate loans.  It is consolidated into SMB&T financial statements.  FNB owns FNB Financial Services, which conducts a brokerage business and is consolidated into FNB financial statements.   During 2004, the Company formed a special purpose trust, Southern Michigan Bancorp Capital Trust I for the sole purpose of issuing trust preferred securities.  Under generally accepted accounting principles, the trust is not consolidated into the financial statements of the Company.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates that are more susceptible to change in the near term include the allowance for loan losses, loss contingencies, deferred tax assets, fair values of securities and other financial instruments and pension and post retirement benefit obligations.

Securities:  Management determines the appropriate classification of securities at the time of purchase.  If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost.  Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value, with unrealized gains and losses reported in other comprehensive income or loss, net of tax.  Securities classified as available for sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, prepayment risk, and other factors.

Premiums and discounts on securities are recognized in interest income using the level yield method over the estimated life of the security.  Gains and losses on the sale of available for sale securities are determined using the specific identification method.  Securities are written down to fair value and reflected as a loss when a decline in fair value is not temporary.  In estimating other than temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale:  Loans held for sale are reported at the lower of cost or market value in the aggregate.  Net unrealized losses are recorded in a valuation allowance by charges to income.

Loans:  Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.  Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     31

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans (Continued):  Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days, unless the loan is both well secured and in the process of collection.  Past due status is based on the contractual terms of the loan.  All interest accrued but not received for these loans is reversed against interest income.  Payments received on such loans are reported as principal reductions until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries.  Estimating the risk of loss and the amount of loss on any loan is necessarily subjective.  Accordingly, management estimates the allowance balance based on past loan loss experience, nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, information in regulatory examination reports, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

Loan impairment is reported when full payment under the loan terms is not expected.  Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans.  If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's effective interest rate or at the fair value of collateral if repayment is expected solely from the collateral.  Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

Consumer loans are typically charged-off no later than 120 days past due.  Real estate mortgage loans in the process of collection are charged-off on or before they become 365 days past due.  Commercial loans are charged-off promptly upon the determination that all or a portion of any loan balance is uncollectible.  In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Premises and Equipment:  Premises and equipment are stated at cost, less accumulated depreciation.  Depreciation is computed principally using straight line or accelerated methods over their estimated useful lives. The estimated useful lives are 10 to 40 years for buildings and improvements and 3 to 10 for furniture and equipment.  These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows.  Maintenance, repairs and minor alterations are charged to current operations as expenditures occur.  Major improvements are capitalized.  Land is carried at cost.

Mortgage Servicing Rights:  Mortgage servicing rights, included in other assets, represent the allocated value of mortgage servicing rights retained on loans sold.  Mortgage servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues.

Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics.  Any impairment of a grouping is reported as a valuation allowance.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

32     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company Owned Life Insurance:  The Company has purchased life insurance policies on certain key executives.  Company owned life insurance is recorded at its net cash surrender value, or the amount that can be realized.

Goodwill and Other Intangible Assets:  Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets.  Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit intangible assets arising from whole bank or branch acquisitions.  They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful life, which is 10 years.

Other Real Estate:  Other real estate was $1,119,000 and $866,000 at December 31, 2008 and 2007 and is included in other assets.  Other real estate is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  These properties are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and real estate is carried at the lower of carrying amount or fair value less estimated cost of disposal.  Expenses, gains and losses on disposition, and reductions in carrying value are reported in other expense.

Stock Compensation:  Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-based Payment, using the modified prospective transition method.  Under this method, the Company began recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption.  Awards issued prior to 2006 that have not been modified are not affected by SFAS 123R.  For 2006 no stock based employee cost was recorded as no options were granted in 2006 and all prior options were fully vested prior to January 1, 2006.

Prior to January 1, 2006 employee compensation expense under stock option plans was reported using the intrinsic value method.  No stock-based compensation cost was reflected in net income for the years prior to 2006 as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

See Note N regarding the various assumptions used in computing the compensation expense.

Advertising Costs:  Advertising costs are expensed as incurred.

Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.  Benefits from tax positions taken or expected to be taken in a tax return are not recognized if the likelihood that the tax position would be sustained upon examination by a taxing authority is considered to be 50% or less.

The Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes ("FIN 48") which was issued to require that all tax positions be evaluated using consistent criteria and measurement and further supplemented by enhanced disclosure.  FIN 48, an interpretation of FASB Statement No. 109, Accounting for Income Taxes, prescribes the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.  This interpretation provides clear criteria for subsequently recognizing, derecognizing, and measuring such tax positions for financial statement purposes as well as provides guidance on accrual of interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 was effective January 1, 2007 for the Company and the adoption of FIN 48 did not have a material impact on the financial statements.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     33

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash Flow Definition:  For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks as cash and cash equivalents.  The Company reports net cash flows for customer loan and deposit transactions and short term borrowings with a maturity of 90 days or less.

Stock Dividends:  The Company issued 84,355 common shares in connection with a 5% stock dividend effected in February 2006.

Earnings and Dividends Per Common Share:  Basic earnings per common share is based on net income divided by the weighted average number of common shares outstanding during the period.  ESOP shares are considered outstanding for this calculation unless unearned.  Diluted earnings per common share reflects the dilutive effect of any additional potential common shares issuable under stock options.  Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Comprehensive Income:  Comprehensive income consists of net income and other comprehensive income or loss.  Other comprehensive income or loss includes the net change in unrealized gains and losses on securities available for sale and the pension accounting required by SFAS 158, each net of tax, which are also recognized as a separate component of shareholders' equity.

Employee Stock Ownership Plan (ESOP):  The cost of shares issued to the ESOP but not yet allocated to participants is shown as a reduction to shareholders' equity.  Compensation expense is based on the market price of shares as they are committed to be released to participants' accounts.  Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Fair Values of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect such estimates.

Concentrations of Credit Risk:  The Company grants commercial, real estate and installment loans to customers mainly in southern Michigan.  Commercial loans include loans collateralized by commercial real estate, business assets and agricultural loans collateralized by crops and farm equipment.  Commercial, financial and agricultural loans make up approximately 64% of the loan portfolio at December 31, 2008 and the loans are expected to be repaid from cash flow from operations of businesses.  Residential mortgage loans make up approximately 31% of the loan portfolio at December 31, 2008 and are collateralized by mortgages on residential real estate.  Consumer loans make up approximately 5% of the loan portfolio at December 31, 2008 and are primarily collateralized by consumer assets.

Operating Segments:  While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis.  Operating segments are aggregated into one as operating results for all segments are similar.  Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Financial Instruments with Off-Balance-Sheet Risk:  Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit issued to meet customer needs.  The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.  Commitments may include interest rates determined prior to funding the loan (rate lock commitments).  Rate lock commitments on loans intended to be sold are considered to be derivatives.  Such commitments were not material at December 31, 2008 and 2007.

34     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there are any such matters that will have a material effect on the consolidated financial statements as of December 31, 2008.

Reclassifications:  Certain items in the 2007 and 2006 consolidated financial statements have been reclassified to conform with the current year presentation.

Adoption of New Accounting Standards:  In September 2006, the FASB issued Statement No. 157, Fair Value Measurements ("SFAS 157").  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.  The standard was effective for fiscal years beginning after November 15, 2007.  In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157.  This FSP delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.  The impact of adoption of  SFAS 157 in 2008 was not material.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159").  The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The new standard was effective for the Company on January 1, 2008.  The Company did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.

The FASB Emerging Issues Task Force finalized Issues No. 06-4 and 06-10, dealing with the accounting for deferred compensation and post-retirement benefit aspects of endorsement and collateral assignment split-dollar life insurance arrangements.  These Issues require that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants' employment or retirement.  The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement.  The Issues were effective for fiscal years beginning after December 15, 2007 and had no impact on the 2008 consolidated financial statements.

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair value through Earnings ("SAB 109").  Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan.  SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings.  SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view.  SAB 109 was effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007.  The impact of adoption in 2008 was not material.

In December 2008, the FASB issued Staff Position FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.  FIN 46(R)-8 does not apply to the Company.  FAS 140-4 requires public entities to provide enhanced disclosures about the transfer of financial assets.  Such disclosures relate to providing financial statement users with an understanding of securitization or asset-based financing arrangements, any restrictions on assets reported that relate to a transferred financial asset and how servicing assets and servicing liabilities are reported.  The disclosures are effective for the first reporting period (interim or annual) ending after December 15, 2008.  The new standards did not have a significant impact on the disclosures included in the consolidated financial statements.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     35

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Effect of Newly Issued But Not Yet Effective Accounting Standards:

In December 2007, the FASB issued Statement No. 141 (Revised 2007), Business Combinations ("SFAS 141R") which establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interests of the acquiree, including the recognition and measurement of goodwill acquired in a business combination.  FAS No. 141R is effective for fiscal years beginning on or after December 15, 2008.  Earlier adoption is not permitted.  The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

Also in December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 ("SFAS 160"), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets.  SFAS 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008.  Earlier adoption is not permitted and the Company does not expect the adoption of SFAS 160 to have a significant impact on its results of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133 ("SFAS 161").  This statement amends and expands the disclosure requirements of SFAS No. 133 for derivative instruments and hedging activities.  SFAS 161 requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2008, the FASB issued Staff Position 132(R)-1, Employers' Disclosures about Postretirement Benefit Plan Assets, to provide guidance on an employer's disclosures about plan assets of a defined benefit plan or other postretirement plan.  The disclosures, which are required for fiscal years ending after December 15, 2009, relate to the following:
a)	How investment allocation decisions are made.

b)	The major categories of plan assets.

c)	The inputs and valuations techniques used to measure the fair value of plan assets, with reference to Levels 1, 2 and 3 as used in SFAS 157.

d)	The effect of fair value measurements using unobservable inputs (Level 3) on changes in plan assets.

e)	Significant concentration of risk within plan assets.

36     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE B - BASIC AND DILUTED EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators of basic and diluted earnings per common share for the years ended December 31, 2008, 2007 and 2006 is presented below:
	2008	2007	2006
Basic Earnings Per Common Share

Net income (in thousands)	$813	$4,113	$4,009

Weighted average common shares outstanding	2,310,303	1, 813,003	1,771,211

Less: Unallocated ESOP shares	(29,538)	(5,090)	(6,679)

Weighted average common shares outstanding for basic
earnings per common share	2,280,765	1,807,913	1,764,532

Basic earnings per common share	$0.36	$2.29	$2.27

Diluted Earnings Per Common Share

Net income (in thousands)	$813	$4,133	$4,009

Weighted average common shares outstanding for basic
earnings per common share	2,280,765	1,807,913	1,764,532

Add: Dilutive effects of assumed exercises of stock options	279	5,393	6,303

Average shares and dilutive potential
of common shares outstanding	2,281,044	1,813,306	1,770,835

Diluted earnings per common share	$0.36	$2.28	$2.26

Stock options for 207,348, 131,145 and 28,560 shares of common stock were not considered in computing diluted earnings per share for 2008, 2007 and 2006, respectively, because they were anti-dilutive.

NOTE C - PURCHASE OF FNB FINANCIAL

On December 1, 2007, the Company completed a merger with FNB Financial Corporation, parent company of First National Bank of Three Rivers.  Upon completion of the merger, the name of First National Bank of Three Rivers was changed to FNB Financial (FNB).  The merger was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based upon the estimated fair values as of the date of merger.  For federal income tax purposes, the tax basis of the assets and liabilities of FNB at November 30, 2007 carryover.  The purchase provided the Company the strategic opportunity to expand into adjacent markets since the opportunity to grow organically within the Company's existing market was limited by competition and economic conditions.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     37

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE C - PURCHASE OF FNB FINANCIAL (CONTINUED)

The aggregate purchase price was $26,475,000, representing $13,764,000 of cash and acquisition costs and issuance of 535,936 shares of the Company's common stock valued at $12,711,000, net of $125,000 of offering costs.  The cash portion of the acquisition was financed with a $5,000,000 special dividend from SMB&T, the proceeds from a $7,000,000 five-year term loan with a correspondent bank and $1,000,000 from a line of credit with the same correspondent bank, as described in note I.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the merger with FNB (in thousands):
Fair Value
Cash and cash equivalents	$4,199
Federal funds sold	5,515
Securities	40,218
Loans, net of $1,458 allowance	76,828
Premises & equipment	2,944
Cash surrender value of bank owned life insurance	2,294
Core deposit intangible asset	3,122
Goodwill	12,802
Other assets	2,484
Total assets acquired	150,406

Deposits	118,598
Advances from Federal Home Loan Bank	2,982
Other liabilities	2,351
Total liabilities assumed	123,931

Net assets acquired	$26,475

The purchase accounting fair value adjustments are being amortized under various methods and over the estimated lives of the corresponding assets and liabilities.  Goodwill recorded from the merger amounted to $12,802,000 bringing total goodwill for the Company to $13,422,000 at December 31, 2007.  Goodwill is not being amortized but is subject to an annual impairment test.  A core deposit intangible asset of $3,122,000 was recorded as part of the deposits assumed and is being amortized using an accelerated basis over a period of 10 years.  Amortization of the core deposit intangible asset for the year ended December 31, 2008 and the month of December 2007 was $374,000 and $31,000, respectively, resulting in an unamortized balance of $2,717,000 and $3,091,000 at December 31, 2008 and 2007, respectively.  The estimated amortization expense for each of the next five years ending December 31 is as follows:   2009, $362,000; 2010, $350,000; 2011, $339,000; 2012, $325,000 and 2013, $296,000.

The following summarizes pro forma information for the years ended December 31, 2007 and 2006, assuming the merger occurred at the beginning of each year (in thousands, except share data):
	2007	2006

Net interest income after provision for loan losses	$18,253	$17,552
Net income	4,155	3,987
Basic earnings per common share	1.77	1.73
Diluted earnings per common share	1.77	1.73

The pro forma information includes purchase accounting adjustments relating to interest income on loans acquired, amortization of intangible asset arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired and debt borrowings and related tax effects.  The pro forma results do not necessarily represent results which would have occurred if the merger had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

38     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE D - SECURITIES

Year end investment securities were as follows (in thousands):
Available for sale, 2008	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

U.S. Treasury and Government agencies	$23,841	$294	$-
States and political subdivisions	27,471	418	(26)
Mortgage-backed securities	14,406	341	(30)
Total	$65,718	$1,053	$(56)

Available for sale, 2007	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

U.S. Treasury and Government agencies	$26,430	$92	$(18)
States and political subdivisions	33,352	152	(32)
Corporate securities	-	-	-
Mortgage-backed securities	17,733	86	(9)
Total	$77,515	$330	$(59)

Included above for 2008 and 2007 are $1,900,000 and $6,468,000, respectively, of floating rate securities that are putable on a weekly basis.

Securities with unrealized losses at year end 2008 and 2007 that have not been recognized in income are as follows (in thousands):
2008	Continued Unrealized Loss for Less than 12 Months		Continued Unrealized Loss for 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury and Government
agencies	$-	$-	$-	$-	$-	$-
States and political subdivisions	714	(13)	917	(13)	1,631	(26)
Mortgage-backed securities	1,656	(29)	127	(1)	1,783	(30)
Total temporarily impaired	$2,370	$(42)	$1,044	$(14)	$3,414	$(56)

2007	Continued Unrealized Loss for Less than 12 Months		Continued Unrealized Loss for 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury and Government
agencies	$7,279	$(10)	$2,485	$(8)	$9,764	$(18)
States and political subdivisions	2,335	(21)	1,171	(11)	3,506	(32)
Mortgage-backed securities	2,731	(9)	-	-	2,731	(9)
Total temporarily impaired	$12,345	$(40)	$3,656	$(19)	$16,001	$(59)

Unrealized losses have not been recognized into income as the issuers are of high credit quality, management has the intent and ability to hold for the time necessary to recover the unrealized loss, and the decline in fair value is largely due to changes in market interest rates.  The fair value is expected to recover as the bonds approach their maturity date.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     39

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE D - SECURITIES (CONTINUED)

There were no sales of available for sale securities in 2008, 2007 and 2006.

Gains on calls of securities were $15,300, $13,000 and $1,000 for 2008, 2007 and 2006, respectively.  Contractual maturities of debt securities at year-end 2008 were as follows (in thousands):
Fair Value
Due in one year or less	$16,279
Due from one to five years	20,135
Due from five to ten years	12,249
Due after ten years	2,649
Mortgage-backed securities	14,406
Total	$65,718

Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.  Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities with a carrying value of $38,883,000 and $26,263,000 were pledged as collateral for public deposits and for other purposes at year-end 2008 and 2007.

At year-end 2008 and 2007, the market value of securities issued by the state of Michigan and all its political subdivisions totaled $16,872,000 and $20,900,000, respectively.  No other securities of any state (including all its political subdivisions) were greater than 10% of shareholders' equity.

Investments in the Federal Home Loan Bank totaled $2,057,000 at December 31, 2008 and 2007 and are included in other assets since such investments are considered restricted.

NOTE E - LOANS

Loans at year-end were as follows (in thousands):
	2008	2007

Commercial	$74,446	$84,937
Real estate - commercial	131,180	129,065
Real estate - construction	10,446	11,686
Consumer	14,917	15,730
Real estate mortgage	104,321	94,560
	335,310	335,978
Less allowance for loan losses	(7,104)	(5,156)
Loans, net	$328,206	$330,822

At December 31, 2008 and 2007, certain directors and executive officers of the Company, including their associates and companies in which they are principal owners, were indebted to the banks.

The following is a summary of loans (in thousands) exceeding $60,000 in the aggregate to these individuals and their associates.  Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period.
	2008	2007

Balance at January 1	$10,830	$11,922
New loans, including renewals	7,105	5,459
Repayments	(10,171)	(6,659)
Other changes, net	309	108
Balance at December 31	$8,073	$10,830

The unpaid principal balance of mortgage loans serviced for others, which are not included on the consolidated balance sheet, was $124,607,000 and $121,365,000 at December 31, 2008 and 2007, respectively.

40     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE E - LOANS (CONTINUED)

Activity for capitalized mortgage servicing rights was as follows (in thousands):
	2008	2007	2006

Balance at January 1	$749	$399	$274
Additions	162	157	210
Acquisition of servicing rights from FNB	-	308	-
Amortized to expense	(203)	(115)	(85)
Balance at December 31	$708	$749	$399

No valuation allowance for capitalized mortgage servicing rights was necessary at December 31, 2008, 2007 or 2006 since the fair value of such rights approximated or exceeded the carrying value.

NOTE F - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31 were as follows (in thousands):
	2008	2007	2006

Balance at January 1	$5,156	$3,302	$3,167
Provision for loan losses	5,080	745	500
Addition resulting from FNB acquisition	-	1,458	-
Loans charged off	(3,343)	(525)	(485)
Recoveries	211	176	120
Net charge-offs	(3,132)	(349)	(365)

Balance at December 31	$7,104	$5,156	$3,302

Information regarding impaired loans at December 31 follows (in thousands):
	2008	2007

Year end loans with allowance for loan losses allocated	$10,481	$6,099
Year end loans with no allowance for loan losses allocated	4,776	3,045

Total impaired loans	$15,257	$9,144

Amount of allowance allocated to these loans	$2,327	$1,013

	2008	2007	2006

Average balance of impaired loans during the year	$17,100	$9,362	$7,826

Cash basis interest income recognized during the year	$866	$364	$425

Interest income recognized during the year	$881	$366	$418

Nonperforming loans at December 31 were as follows (in thousands):
	2008	2007

Loans past due over 90 days still on accrual	$437	$429
Nonaccrual loans	8,715	4,405

Nonperforming loans and impaired loans are defined differently.  Some loans may be included in both categories, whereas other loans may only be included in one category.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     41

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE G - PREMISES AND EQUIPMENT, NET

Premises and equipment, net at December 31 consist of (in thousands):
	2008	2007

Land	$2,150	$2,150
Buildings and improvements	14,902	14,285
Furniture and equipment	7,453	6,935
	24,505	23,370
Less accumulated depreciation	(11,219)	(10,035)
Totals	$13,286	$13,335

Depreciation and amortization expense charged to operations was approximately $1,228,000, $835,000 and $696,000 in 2008, 2007 and 2006, respectively.

Lease commitments under noncancelable operating equipment leases at December 31, 2008 were as follows (in thousands):
2009	$69
2010	30
2011	11
2012	4

Total	$114

NOTE H - DEPOSITS

The carrying amount of domestic deposits at year-end follows (in thousands):
	2008	2007

Non-interest bearing checking	$57,216	$57,027
Interest bearing checking	97,613	86,971
Savings	53,090	56,877
Money market accounts	54,066	63,665
Time deposits	132,058	134,629
Totals	$394,043	$399,169

The carrying amount of time deposits over $100,000 was $44,283,000 and $42,514,000 at December 31, 2008 and 2007, respectively.  Interest expense on time deposits over $100,000 was $1,435,000, $1,835,000 and $1,691,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

At year-end 2008, scheduled maturities of time deposits were as follows for the years ending December 31 (in thousands):
2009	$66,791
2010	43,226
2011	12,398
2012	7,150
2013	401
Thereafter	2,092
Totals	$132,058

Related party deposits were $10,941,000 and $11,552,000 at December 31, 2008 and 2007, respectively.

42     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE I - OTHER BORROWINGS

Other borrowings at December 31, 2008 include $5,447,000 in advances from the Federal Home Loan Bank (FHLB) of Indianapolis.  The advances have maturities from March 2009 through December 2013 with fixed interest rates ranging from 3.29% to 4.57%, averaging 3.97%.  Principal is due at maturity for $4,995,000 of the advances.  The remaining $452,000 FHLB advance is at a fixed rate of 4.57% with principal payments beginning in December 2003 and continuing through December 2013.

All of the advances are secured by blanket collateral agreements with the FHLB which gives the FHLB an unperfected security interest in certain one-to-four family mortgage, home equity, commercial real estate and SBA loans.  Eligible FHLB loan collateral at December 31, 2008 and 2007 was approximately $65,887,000 and $66,069,000, respectively.

At December 31, 2007, FHLB fixed rate advances with principal due at maturity of $4,983,000 were outstanding.  They had a weighted average interest rate of 3.98%.  In addition, $553,000 in fixed rate FHLB advances at a fixed rate of 4.57% with principal payments beginning in December of 2003 and continuing through December of 2013 were outstanding.

On November 20, 2007, the Company entered into a Business Loan agreement with Bank of America, consisting of two credit facilities.  The first consisted of a $3,000,000 secured revolving line of credit, maturing in three years with a LIBOR plus 150 basis point interest rate (3.716880% at December 31, 2008).  Repayment terms are interest only on a quarterly basis with the principal due at maturity.  The second was a $7,000,000 secured term loan, with a maturity of five years subject to a twelve year amortization with an interest rate of LIBOR plus 145 basis points (3.666880% at December 31, 2008).  Repayment terms are interest and principal on a quarterly basis (based on a 12 year amortization), with the remaining principal amount due at maturity.  Both credit facilities are secured by a pledge of 100% of the stock of the Company's wholly-owned subsidiary, SMB&T.  At December 31, 2008, $0 was outstanding on the line of credit and $6,416,000 on the term note and at December 31, 2007, $1,000,000 was outstanding on the line of credit and $7,000,000 on the term loan.  At December 31, 2008 the Company is out of compliance with one borrowing covenant which requires SMB&T to maintain a pretax return on assets of .80%.

Other borrowings also include a loan from a local community bank with a balance at December 31, 2008 and 2007 of $629,000 and $133,000, respectively.  The loan matures on February 28, 2013 and is unsecured.

Also included in other borrowings at December 31, 2007 is $1,084,000 of amounts due for overdrawn correspondent bank balances.  This amount was repaid on January 2, 2008.  There were no overdrawn correspondent bank balances at December 31, 2008.

At year-end 2008, scheduled principal reductions on other borrowings were as follows for the years ending December 31 (in thousands):
	FHLB	Bank of America	Other	Total

2009	$3,104	$583	$151	$3,838
2010	110	583	156	849
2011	1,117	583	161	1,861
2012	77	4,667	161	4,905
2013	1,039	-	-	1,039
Total other borrowings	$5,447	$6,416	$629	$12,492

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     43

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE J - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OVERNIGHT BORROWINGS

Securities sold under agreements to repurchase (repurchase agreements) are direct obligations and are secured by securities held in safekeeping at a correspondent bank.  Repurchase agreements are offered primarily to certain large deposit customers as deposit equivalent investments.  Information relating to securities sold under agreements to repurchase is as follows (in thousands):
	2008	2007
At December 31:
Outstanding balance	$13,890	$8,976
Average interest rate	0.45%	4.06%

Daily average for the year:
Outstanding balance	$10,089	$2,818
Average interest rate	1.56%	3.44%

Maximum outstanding at any month end	$13,890	$9,958

At December 31, 2008, the subsidiary banks had lines of credit arrangements available to purchase federal funds totaling $19,000,000, subject to quarterly and annual reviews.  The balance on these lines at December 31, 2008 and 2007 was $0 and $800,000, respectively.

NOTE K - SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

In March 2004, Southern Michigan Bancorp Capital Trust I, a trust formed by the Company, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1,000 per security.  The Company issued $5,155,000 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust.  The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after April 7, 2009 at 100% of the principal amount, plus accrued and unpaid interest.  The subordinated debentures mature on April 6, 2034.  The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture.  The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.

The $5,000,000 in trust preferred securities may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The trust preferred securities and subordinated debentures have a variable rate of interest equal to the sum of the three month London Interbank Offered Rate (LIBOR) and 2.75%.  The rate at December 31, 2008 was 7.57%.  The Company's investment in the common stock of the trust was $155,000 and is included in other assets.

NOTE L - INCOME TAXES

Income tax provision (credit) consists of (in thousands):
	2008	2007	2006
Current	$283	$1,460	$1,453
Deferred	(1,043)	(24)	38
Totals	$(760)	$1,436	$1,491

Deferred income tax provision (credit) consist of the tax effect of temporary differences, including a credit of $204,000 in 2008 and $34,000 in 2007 relating from utilization of a portion of a net operating loss carryforward.

44     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE L - INCOME TAXES (CONTINUED)

Income tax provision calculated at the statutory federal income tax rate of 34% differs from actual income tax provision (credit) as follows (in thousands):
	2008	2007	2006

Income tax at statutory rate	$18	$1,893	$1,870
Tax-exempt interest income, net	(363)	(234)	(180)
Earnings on life insurance assets, including gain from proceeds	(256)	(97)	(135)
Low income housing partnership tax credit	(127)	(127)	(127)
Other items, net	(32)	1	63
Totals	$(760)	$1,436	$1,491

Year-end deferred tax assets and liabilities consist of the following (in thousands):
	2008	2007
Deferred tax assets:
Allowance for loan losses	$1,882	$1,305
Deferred compensation and supplemental retirement liability	726	739
Net operating loss carryforward	230	434
Intangible asset amortization	37	50
Pension liability - SFAS 158	126	31
Write off of investment	60	60
Nonaccrual loan interest	322	226
Tax credit carryforwards	399	-
Other	240	135
	4,022	2,980
Valuation allowance	(54)	(54)
Total deferred tax assets, net of valuation allowance	3,968	2,926

Deferred tax liabilities:
Mortgage servicing rights	(241)	(255)
Goodwill	(149)	(128)
Purchase accounting adjustments	(920)	(951)
Net unrealized gain on available for sale securities	(339)	(90)
Other	(165)	(237)
Total deferred tax liabilities	(1,814)	(1,661)
Net deferred tax assets, included in other assets	$2,154	$1,265

At the date of acquisition, FNB had a net operating loss carryforward (NOL) of approximately $1,378,000 for federal income tax purposes.  At December 31, 2008, the NOL has been reduced to approximately $678,000 and is available to reduce FNB's future taxable income through 2027.

At December 31, 2008, the Company has available an alternative minimum tax credit carryforward of approximately $272,000 which may be utilized in the future to the extent computed regular tax exceeds the alternative minimum tax.  The Company also has a low income housing credit of $127,000 at December 31, 2008 which is available to reduce future federal income taxes through 2028.

A valuation allowance against deferred tax assets of $54,000 was considered necessary at December 31, 2008 and 2007 as the likelihood of receiving a tax benefit on a portion of the capital loss on the write off of an investment is considered doubtful.  Remaining deferred tax assets are deemed more likely than not to be realized.

The Company and its subsidiaries file income tax returns in the U.S. federal and certain state jurisdictions.  Such returns are no longer subject to tax examinations by tax authorities for years before 2005.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     45

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M - BENEFIT PLANS

Defined Benefit Pension Plan:

The Company adopted SFAS 158, Employers' Accounting for Defined Benefit Pension and Other Post-Retirement Plans ("SFAS 158") effective December 31, 2007.  The impact of the adoption of SFAS 158 on the 2007 consolidated balance sheet was to increase pension liability by $90,000 with a corresponding increase of $31,000 to deferred tax assets and  charge to accumulated other comprehensive income of $59,000.

Effective December 31, 2006, the Southern Michigan Bank & Trust Pension Plan was frozen on a partial basis.  Current plan-eligible employees who met specific age and years of service requirements have been grand-fathered in and will continue to accrue benefits under the plan.  All other employees will continue to vest in their December 31, 2006 benefit balances, however, no further benefits will accrue.  This curtailment resulted in a $687,000 reduction in the projected benefit obligation during 2006.  The curtailment gain was entirely used to offset the unrecognized net actuarial loss; and therefore, there was no impact of this gain on net income.  The Company uses a December 31 measurement date for the plan.

Information about the pension plan was as follows (in thousands):
	2008	2007
Change in benefit obligation:
Beginning benefit obligation	$(2,200)	$(2,136)
Service cost	(32)	(37)
Interest cost	(142)	(130)
Actuarial loss	(171)	(39)
Benefits paid	127	142
Ending benefit obligation	(2,418)	(2,200)

Change in plan assets, at fair value:
Beginning plan assets	2,161	1,763
Actual return	38	108
Employer contributions	75	432
Benefits paid	(127)	(142)
Ending plan assets	2,147	2,161

Net amount recognized - funded status	$(271)	$(39)

The accumulated benefit obligation for the defined benefit pension plan was $2,319,000 and $2,075,000 at December 31, 2008 and 2007, respectively.

The components of pension expense and related actuarial assumptions were as follows (in thousands):
	2008	2007	2006
Components of net periodic benefit cost:
Service cost	$32	$37	$275
Interest cost	142	130	155
Expected return on plan assets	(151)	(129)	(98)
Recognized net actuarial loss	2	-	35
Net periodic benefit cost	$25	$38	$367

At December 31, 2008, a net actuarial loss of $371,000 has not yet been recognized as a component of net periodic benefit cost.  The estimated net loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost for 2009 has not yet been determined.

46     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M - BENEFIT PLANS (CONTINUED)

Weighted average assumptions for determining projected benefit obligation and net periodic benefit cost:
	2008	2007	2006
Discount rate on benefit obligation	6.0%	6.0%	6.0%
Long-term expected rate of return on plan assets	7.0%	7.0%	7.0%
Rate of compensation increase	4.0%	4.0%	4.0%

	Target Allocation 2009	Percentage of Plan Assets at Year-end		Weighted Average Expected Long-Term Rate of Return - 2008
Asset Category		2008	2007

Equity securities	0%	0%	0%	0.0%
Debt securities	1%	2%	22%	5.5%
Cash and time certificates	99%	98%	78%	4.0%
	100%	100%	100%	4.0%

The pension plan assets are managed by the Trust Department.  A written investment policy which meets the standards of the prudent investor rule is followed. In addition, the Northern Trust Company and Main Street Advisors, both of Chicago, have provided investment advisory services, guidance and expertise.

Investments or debt obligations of Southern Michigan Bancorp, Inc. are not allowed as holdings within the plan.

The plan's investment objective at December 31, 2008 is primarily fixed income investments with a target of 70% time certificates and 30% cash. The allocation percentages may be reduced or increased depending upon market conditions and interest rates. Due to the partial freeze of the plan, the investment allocations have been reevaluated with shorter term objectives.

The investments in the plan are managed for the benefit of the participants. They are structured to meet the cash flow necessary to pay retiring employees. ERISA guidelines for diversification of the investments are followed.

The Company does not expect to contribute to its pension plan in 2009.

At year-end 2008, estimated future benefit payments from the plan were as follows for the years ending December 31 (in thousands):
2009	$39
2010	44
2011	49
2012	51
2013	81
2014 - 2018	658

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     47

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M - BENEFIT PLANS (CONTINUED)

Employee Stock Ownership Plan:  The Company has an employee stock ownership plan (ESOP) for substantially all full-time employees.  The Plan includes a 401(k) provision with the Company's matching contribution provided in Company stock.  The Board of Directors determines the Company's contribution level annually.  Assets of the plan are held in trust by SMB&T and administrative costs of the plan are borne by the plan participants.  Expense charged to operations for contributions to the plan totaled $610,000, $426,000 and $122,000 in 2008, 2007 and 2006, respectively.

Shares held by the ESOP at year-end are as follows:
	2008	2007

Allocated shares	100,392	92,203
Unallocated shares	31,256	3,990

Total ESOP shares	131,648	96,193

The fair value of the allocated shares held by the ESOP is approximately $728,000 and $2,029,000 at December 31, 2008 and 2007, respectively.  Upon distribution of shares to a participant, the participant has the right to require the Company to purchase shares at their fair value in accordance with terms and conditions of the plan.  As such these shares are not classified in shareholders' equity as permanent equity.  In 2008, the ESOP obtained a loan for $609,000 to purchase 28,500 shares.  The balance of the loan at December 31, 2008 was $529,000.  In 2005, the ESOP obtained a loan for $204,000 to purchase 7,568 shares.  The balance of the loan at December 31, 2008 and 2007 was $62,000 and $103,000, respectively.

Deferred Compensation Plan:  As an incentive to retain key members of management and directors, the Bank has a deferred compensation plan whereby participants defer a portion of current compensation.  Benefits are based on salary and length of service and are vested as service is provided from the date of participation through age 65.  A liability is recorded on a present value basis and discounted at current interest rates.  This liability may change depending upon changes in long-term interest rates.  Current rates paid on deferred compensation balances range from 6.08% - 12.98%.   Deferred compensation expense was $246,000, $225,000 and $225,000 in 2008, 2007 and 2006, respectively.  The liability for vested benefits was $1,863,000 and $1,787,000 at December 31, 2008 and 2007, respectively, and is included in accrued expenses and other liabilities.

Supplemental Retirement Plan:  The Bank also maintains a supplemental retirement plan to provide annual payments to particular executives subsequent to their retirement.  Expense associated with this plan totaled $77,000, $11,000 and $13,000 in 2008, 2007 and 2006, respectively.  Liabilities associated with this plan totaled $255,000 and $212,000 at December 31, 2008 and 2007.

48     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE N - STOCK OPTIONS

The Company has stock based compensation plans as described below.  Total compensation cost that has been charged against income for those plans was $141,000 and $95,000 in 2008 and 2007 (none in 2006).

On June 6, 2005, shareholders of the Company approved the Stock Incentive Plan of 2005 to advance the interest of the Company and its shareholders by affording to directors, officers and other employees of the Company an opportunity for increased stock ownership.  The plan permits the grant and award of stock options, stock appreciation rights, restricted stock and stock awards.  A maximum of 300,000 shares of common stock are available under the plan.  The plan will be terminated June 5, 2015 or earlier if determined by the Board of Directors.  At December 31, 2008, 140,357 shares are available under the plan.

On April 17, 2000, the Company approved a Stock Option Plan to advance the interests of the Company and its shareholders by affording to directors, officers and other employees of the Company an opportunity to acquire or increase their proprietary interest in the Company using stock options.  Option shares authorized under the plan total 115,500.  Options are to be granted with an exercise period of 10 years or less, an exercise price of not less than the fair market value of the stock on the date the options are granted and a vesting period as determined by the Board of Directors.  The plan will terminate on the earliest of: (i) March 20, 2010; (ii) when all shares have been issued through exercise of options granted under this Plan; or (iii) at any earlier time that the Board of Directors may determine.  At December 31, 2008, 44,841 shares are available under the plan.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted average assumptions noted in the following table.  The expected volatility and life assumptions are based on historical experience.  The interest rate is based on the U.S. Treasury yield curve and the dividend yield assumption is based on the Company's history and expected dividend payouts.
	2008	2007	2006

Risk-free interest rate	2.94%	4.75%	NA
Expected option life	8 years	8 years	NA
Expected stock price volatility	14.48%	14.05%	NA
Dividend yield	3.51%	3.59%	NA

Weighted-average fair value of options granted during year	$1.96	$3.58	NA

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     49

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE N - STOCK OPTIONS (CONTINUED)

A summary of the activity in the plans for 2008 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at beginning of year	197,108	$22.15
Granted	21,010	18.00
Exercised	-	-
Forfeited	(3,000)	18.66
Outstanding at end of year	215,118	$22.72	7.3 years	$-

Options exercisable at year-end	94,298	$22.15	5.8 years	$-

	2008	2007	2006

Intrinsic value of options exercised	-	-	34
Cash received from option exercise	-	-	100
Tax benefit realized from option exercises	-	-	-

As of December 31, 2008, there was $210,000 of total unrecognized compensation cost related to nonvested stock options granted under the plans.  The cost is expected to be recognized over a weighted average period of 2.3 years.

Restricted Stock -Restricted shares may be issued under the plans described above.  Compensation expense is recognized over the vesting period of the shares based on the market value of the shares on the issue date.  The total fair value of shares vested during the years ended December 31, 2008, 2007 and 2006 was $13,000, $0 and $0.  As of December 31, 2008, there is $115,000 of total unrecognized compensation cost related to nonvested shares granted under the Plan.  The cost is expected to be recognized over a weighted average period of 4.3 years.

	Shares	Weighted Average Grant Date Fair Value

Nonvested at January 1, 2008	2,740	$24.58
Granted	5,535	18.00
Vested	(548)	24.58
Forfeited	(900)	18.00
Nonvested at December 31, 2008	6,827	$20.11

50     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE O - COMMITMENTS

There are various commitments which arise in the normal course of business, such as commitments under commercial letters of credit, standby letters of credit and commitments to extend credit.  These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies.  Collateral generally consists of receivables, inventory and equipment and is obtained based on management's credit assessment of the customer.

At December 31, 2008 and 2007, the Company had $21,000 of commitments under commercial letters of credit, used to facilitate customers' trade transactions.

Under standby letter of credit agreements, the Company agrees to honor certain commitments in the event that its customers are unable to do so.  At December 31, 2008 and 2007, commitments under outstanding standby letters of credit were $2,035,000 and $1,340,000, respectively.

Loan commitments outstanding to extend credit are detailed below (in thousands):
	2008	2007
Fixed rate	$3,167	$7,670
Variable rate	66,104	56,371
Totals	$69,271	$64,041

The fixed rate commitments have stated interest rates ranging from 3.55% to 14.00%.  The terms of the above commitments range from 1 to 62 months.

Management does not anticipate any losses as a result of the above related transactions; however, the above amount represents the maximum exposure to credit loss for loan commitments and commercial and standby letters of credit.

Certain executives of the Bank have employment contracts which have change of control clauses.  The employment contracts provide for the payment of 2.99 the officers base salary and bonus if employee is terminated in the event of  a change of control.

NOTE P -ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income amounted to $413,000 at December 31, 2008 and $122,000 at December 31, 2007 and is summarized as follows (in thousands):
	2008	2007
Unrealized gain on available-for-sale securities, net of
income taxes of $339 in 2008 and $90 in 2007	$658	$181
Pension liability, net of income taxes of $126 in 2008 and $31 in 2007	(245)	(59)
Total	$413	$122

The changes in the components of accumulated comprehensive income (loss), excluding the impact in 2007 of initially applying SFAS 158 pension accounting, and related tax effects for the years ended December 31, 2008, 2007 and 2006 are as follows (in thousands):
	2008	2007	2006
Unrealized gain on available for sale securities	$741	$347	$124
Reclassification adjustments for net realized gains
included in net income	(15)	(13)	(1)
Accrued pension liability	(281)	-	-
Net unrealized gain arising during the year	445	334	123
Tax effect	(154)	(111)	(41)
Other comprehensive income for the year	$291	$223	$82

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     51

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE Q - RESTRICTIONS ON TRANSFERS FROM SUBSIDIARIES

Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends the subsidiary banks can pay to the Company.  At December 31, 2008, using the most restrictive of these conditions for each bank, the aggregate cash dividends that the banks can pay the Company without prior approval was approximately $582,000.

NOTE R - SOUTHERN MICHIGAN BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Condensed financial statements of Southern Michigan Bancorp, Inc. follow (in thousands):
Balance Sheets	December 31,
	2008	2007
Assets
Cash and cash equivalents	$640	$377
Investment in subsidiary banks	55,400	57,834
Investment in non banking subsidiary	192	193
Premises and equipment, net	944	972
Other	833	770
Total Assets	$58,009	$60,146

Liabilities and Shareholders' Equity
Dividends payable	$462	$462
Other liabilities	202	148
Other borrowings	7,046	8,133
Subordinated debentures	5,155	5,155
Common stock subject to repurchase obligation in ESOP	728	2,029
Shareholders' equity	44,416	44,219
Total Liabilities and Shareholders' Equity	$58,009	$60,146

Statements of Income	Year ended December 31,
	2008	2007	2006

Dividends from subsidiary banks	$4,088	$7,459	$1,791
Interest income	33	18	11
Interest expense	(693)	(458)	(412)
Other income	148	209	246
Other expenses	(320)	(175)	(72)
	3,256	7,053	1,564
Federal income tax benefit	(283)	(139)	(78)
	3,539	7,192	1,642
Equity in net income, less dividends received, of:
Subsidiary banks	(2,725)	(3,057)	2,368
Non-banking subsidiary	(1)	(2)	(1)
Net Income	$813	$4,133	$4,009

52     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE R - SOUTHERN MICHIGAN BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)
Statements of Cash Flows	Year ended December 31,
	2008	2007	2006
Operating Activities
Net income	$813	$4,133	$4,009
Adjustments to reconcile net income to net cash
from operating activities:
Equity in net income, less dividends received, of:
Subsidiary banks	2,725	3,057	(2,368)
Non-banking subsidiary	1	2	1
Stock option and restricted stock grant compensation expense	141	95	-
Depreciation	32	35	31
Net change of obligation under ESOP	121	40	41
Other, net	(9)	43	(138)
Net cash from operating activities	3,824	7,405	1,576

Investing Activities
Subsidiary bank acquisition	-	(13,764)	-
Additions to premises and equipment	(4)	-	-
Net cash from investing activities	(4)	(13,764)	-

Financing Activities
Proceeds from other borrowings	600	8,000	-
Repayments of other borrowings	(1,687)	(43)	(40)
Cash dividends paid	(1,849)	(1,525)	(1,331)
Cash paid in lieu of fractional shares for 5% stock dividend	-	-	(2)
Stock options exercised	-	-	100
Purchase of ESOP shares	(609)	-	-
Repurchase of common stock	(12)	-	(240)
Net cash from financing activities	(3,557)	6,432	(1,513)

Net change in cash and cash equivalents	263	73	63
Beginning cash and cash equivalents	377	304	241

Ending cash and cash equivalents	$640	$377	$304

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     53

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE S - SUPPLEMENTAL CASH FLOW DISCLOSURES

The following supplemental cash flow disclosures are provided for the years ended December 31, 2008, 2007 and 2006 (in thousands):
	2008	2007	2006
Cash paid during the year for:
Interest	$8,280	$8,595	$6,906
Income taxes	480	1,305	1,465

Non-cash operating activities:
Change in deferred income taxes on net unrealized gain on available for sale securities	(249)	(111)	(41)
Change in deferred income taxes on pension liability	95	31	-
Additional pension liability	(281)	(90)	-

Non-cash investing activities:
Change in unrealized gain on available for sale securities	726	334	123
Transfers from loans to foreclosed assets	1,987	1,863	498

Non-cash financing activities:
Issuance of common stock, net of issuance cost	-	12,711	-

NOTE T - FAIR VALUE INFORMATION

The following methods and assumptions were used by the Company in estimating fair values for financial instruments:

Cash and cash equivalents:  The carrying amount reported in the balance sheet approximates fair value.

Securities available for sale:  Fair values for securities available for sale are based on quoted market prices, where available.   For all other securities, the Company obtains fair value measurements from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond's terms and conditions, among other things.

Loans and loans held for sale, net:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.  The fair values for other loans are estimated using discounted cash flows analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns.

Accrued interest receivable:  The carrying amount reported in the balance sheet approximates fair value.

Off-balance-sheet financial instruments:  The estimated fair value of off-balance-sheet financial instruments is based on current fees or costs that would be charged to enter or terminate the arrangements.  The estimated fair value is not considered to be significant for this presentation.

Deposits:  The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of expected monthly maturities on time deposits.

54     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE T - FAIR VALUE INFORMATION (CONTINUED)

Securities sold under agreements to repurchase, federal funds sold and purchased:  The carrying amount reported in the balance sheet approximates fair value.

Other borrowings:  The fair value of other borrowings is estimated using discounted cash flows analysis based on the current incremental borrowing rate for similar types of borrowing arrangements.

Subordinated debentures:  The carrying amount reported in the balance sheet approximates fair value of the variable-rate subordinated debentures.

Accrued interest payable:  The carrying amount reported in the balance sheet approximates fair value.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company had disposed of such items at December 31, 2008 and 2007, the estimated fair values would have been achieved.  Market values may differ depending on various circumstances not taken into consideration in this methodology.  The estimated fair values at December 31, 2008 and 2007 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities that are not defined as financial instruments are not included in the following disclosures, such as property and equipment.  Also, non-financial instruments typically not recognized in financial statements may have value but are not included in the following disclosures.  These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.

The estimated fair values of the Company's financial instruments at year end are as follows (in thousands):
	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$27,989	$27,989	$14,470	$14,470
Federal funds sold	3,320	3,320	6,449	6,449
Securities available for sale	65,718	65,718	77,515	77,515
Loans held for sale	121	121	624	624
Loans, net of allowance for loan losses	328,206	332,567	330,822	334,523
Accrued interest receivable	2,614	2,614	3,387	3,387

Financial liabilities:
Deposits	$(394,043)	$(396,237)	$(399,169)	$(399,817)
Securities sold under agreements to repurchase and overnight borrowings	(13,890)	(13,890)	(9,776)	(9,776)
Other borrowings	(12,492)	(12,690)	(14,753)	(14,840)
Subordinated debentures	(5,155)	(5,155)	(5,155)	(5,155)
Accrued interest payable	(520)	(520)	(611)	(611)

The preceding table does not include net cash surrender value of life insurance and dividends payable which are also considered financial instruments.  The estimated fair value of such items is considered to be their carrying amount.

Southern has also unrecognized financial instruments which relate to commitments to extend credit and standby letters of credit, as described in Note O.  The contract amount of such instruments is considered to be the fair value.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     55

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE U - FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157 for financial assets and financial liabilities.  In accordance with Financial Accounting Standards Board Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157, the Company will delay application of SFAS 157 for most nonfinancial assets and nonfinancial liabilities until January 1, 2009.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.  An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.

SFAS 157 requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques should be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy is as follows:

Level 1 Inputs- Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs- Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs- Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

56     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE U - FAIR VALUE MEASUREMENTS (CONTINUED)

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, follows.  These valuation methodologies were applied to all of the Company's financial assets and financial liabilities carried at fair value effective January 1, 2008.

In general, fair value is based upon quoted market prices, where available.  If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters.  Valuation adjustments may be made to ensure that financial instruments are recorded at fair value.  These adjustments may include amounts to reflect counterparty credit quality, the Company's creditworthiness, among other things, as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time.  The Company's valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Securities Available for Sale.  Securities classified as available for sale are reported at fair value utilizing Level 1, Level 2 and Level 3 inputs.  For equity securities, unadjusted quoted prices in active markets for identical assets are utilized to determine fair value at the measurement date.   For all other securities, the Company obtains fair value measurements from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond's terms and conditions, among other things.

Impaired Loans.  The Company does not record impaired loans at fair value on a recurring basis.  However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral, less estimated costs to sell, if repayment is expected solely from the collateral.  Impaired loans measured at fair value typically consist of loans on nonaccrual status and loans with a portion of the allowance for loan losses allocated specific to the loan.  Some loans may be included in both categories whereas other loans may only be included in one category.  Collateral values are estimated using level 2 inputs, including recent appraisals and Level 3 inputs based on customized discounting criteria.  Due to the significance of the level 3 inputs, impaired loans fair values have been classified as level 3.

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value

Recurring:
Securities available for sale	$58,701	$4,015	$3,002	$65,718

Nonrecurring:
Impaired loans	$-	$-	$12,930	$12,930

Impaired loans are reported net of a $2,327,000 allowance for loan losses.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     57

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE U - FAIR VALUE MEASUREMENTS (CONTINUED)

The following is a reconciliation of the beginning and ending balances of securities available for sale which are measured at fair value on a recurring basis using significant unobservable (Level 3) inputs during the year ending December 31, 2008 (in thousands):
Balance at January 1, 2008	$3,193
Net maturities and calls	(295)
Unrealized net gains included in other comprehensive income	104

Balance at December 31, 2008	$3,002

Losses included in income before income taxes amounted to $1,919,000 in 2008 relating to impaired loans.  Such losses were determined in accordance with SFAS 114 and are included in the provision for loan losses.  There were no gains or losses relating to securities available for sale included in income before income taxes that were attributable to changes in fair values of securities held at December 31, 2008.

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  Financial assets and financial liabilities, excluding impaired loans, measured at fair value on a nonrecurring basis were not significant at December 31, 2008.

Nonfinancial assets and nonfinancial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test.  Nonfinancial assets measured at fair value on a nonrecurring basis include nonfinancial assets and nonfinancial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other nonfinancial long-lived assets measured at fair value for impairment assessment.  As stated above, SFAS 157 will be applicable to these fair value measurements beginning January 1, 2009.

NOTE V - REGULATORY MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.  Prompt corrective action provisions are not applicable to bank holding companies.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition.  If only adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

58     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE V - REGULATORY MATTERS (CONTINUED)

At year-end 2008 and 2007, the most recent regulatory notifications categorized the Company as well capitalized under the regulatory framework for prompt corrective action.

At year end, actual capital levels and minimum required levels were as follows (in thousands):
	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2008
Total capital (to risk weighted assets)
Consolidated	$38,938	11.0%	$28,366	8.0%	N/A	N/A
SMB&T	31,913	12.3	20,789	8.0	$25,986	10.0%
FNB	12,263	13.2	7,456	8.0	9,320	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	34,473	9.7	14,183	4.0	N/A	N/A
SMB&T	28,658	11.0	10,395	4.0	15,592	6.0
FNB	11,071	11.9	3,728	4.0	5,592	6.0
Tier 1 capital (to average assets)
Consolidated	34,473	7.9	17,361	4.0	N/A	N/A
SMB&T	28,658	8.9	12,961	4.0	16,201	5.0
FNB	11,071	7.9	5,600	4.0	7,000	5.0

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2007
Total capital (to risk weighted assets)
Consolidated	$39,724	10.9%	$29,198	8.0%	N/A	N/A
SMB&T	34,052	12.5	21,816	8.0	$27,269	10.0%
FNB	11,679	12.6	7,428	8.0	9,285	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	34,568	9.5	14,599	4.0	N/A	N/A
SMB&T	30,640	11.2	10,908	4.0	16,362	6.0
FNB	10,515	11.3	3,714	4.0	5,571	6.0
Tier 1 capital (to average assets)
Consolidated	34,568	10.3	13,362	4.0	N/A	N/A
SMB&T	30,640	9.1	13,410	4.0	16,763	5.0
FNB	10,515	8.3	5,041	4.0	6,301	5.0

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     59

SOUTHERN MICHIGAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE W - QUARTERLY FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	Interest Income	Net Interest Income	Provision for Loan Losses	Net Income (Loss)	Earnings (Loss) Per Share
					Basic	Fully Diluted
2008
First Quarter	$7,152	$4,702	$350	$1,201	$.52	$.52
Second Quarter	6,403	4,359	800	349.16		.16
Third Quarter	6,391	4,523	1,580	21.01		.01
Fourth Quarter	5,983	4,156	2,350	(758)	(.33)	(.33)

2007
First Quarter	$5,570	$3,570	$200	$978	$.55	$.55
Second Quarter	5,722	3,649	-	1,069.61		.60
Third Quarter	5,895	3,683	145	1,082.61		.61
Fourth Quarter	6,357	4,004	400	1,004.52		.52

60     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

SELECTED FINANCIAL DATA
(in thousands, except per share data)

	Year Ended December 31
	2008	2007	2006	2005	2004
Total interest income	$25,929	$23,544	$21,454	$18,808	$16,638
Net interest income	17,740	14,906	14,495	13,437	12,264
Provision for loan losses	5,080	745	500	750	-
Net income	813	4,133	4,009	3,802	3,604
Per share data*:
Basic earnings per share	.36	2.29	2.27	2.13	1.87
Diluted earnings per share	.36	2.28	2.26	2.12	1.86
Cash dividends	.80	.80	.78	.67	.63
Balance sheet data:
Gross loans	335,310	335,978	252,825	242,714	241,384
Deposits	394,043	399,169	282,509	268,078	251,868
Other borrowings	12,492	14,753	6,973	12,164	21,903
Common stock subject to repurchase	728	2,029	2,148	1,911	2,399
Equity	44,416	44,219	28,482	26,110	27,465
Total assets	474,996	480,178	329,891	317,952	313,458
Return on average assets	.17%	1.18%	1.25%	1.19%	1.14%
Return on average equity (1)	1.77	12.72	14.54	14.81	13.34
Dividend payout ratio (2)	227.33	36.90	34.44	31.69	34.07
Average equity to average assets (1)	9.59	9.27	8.56	8.06	8.55

*	Per share data for 2005 and 2004 has been adjusted for a 5% stock dividend declared & paid in February 2006.
(1)	Average equity used in the above table excludes common stock subject to repurchase obligation but includes average unrealized appreciation or depreciation on securities available for sale.
(2)	Dividends declared divided by net income.
(3)	The 2007 and after information reflects the purchase of FNB, effective December 1, 2007, as described in Note C to the Consolidated Financial Statements.

COMMON STOCK MARKET PRICES AND DIVIDENDS

The Company's common stock is regularly quoted on the OTC Bulletin Board (OTCBB) under the symbol SOMC.OB.  The bid prices described below are quotations reflecting inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.  There were 428 shareholders of record at March 13, 2009.

The following table sets forth the range of high and low bid information and dividends declared for the Company's two most recent fiscal years:
	2008			2007
			Cash Dividends Declared			Cash Dividends Declared
	Bid Price			Bid Price
	High Bid	Low Bid		High Bid	Low Bid
Quarter Ended
March 31	$22.00	$17.00	$.20	$24.75	$24.06	$.20
June 30	19.60	16.50	.20	24.20	23.00	.20
September 30	16.55	12.05	.20	24.50	22.50	.20
December 31	14.00	7.05	.20	24.45	21.00	.20

There are restrictions that currently limit the Company's ability to pay cash dividends.  Information regarding dividend payment restrictions is described in Note Q to the consolidated financial statements.

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     61

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62     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

Southern Michigan Bancorp, Inc. Board of Directors

Back Row John S. Carton Retired Business Executive	Nolan E. (Rick) Hooker Hooker Oil / Best American Car Washes	Gary H. Hart Infinisource, Inc.	Brian P. McConnell Burr Oak Tool, Inc.	Freeman E. Riddle Spoor-Parlin, Inc.	Gregory J. Hull Farmer	Donald J. Labrecque Labrecque Management	Robert L. Hance Midwest Energy

Front Row Dean Calhoun Coldwater Veneer, Inc. Missing from Photo Thomas D. Meyer Meyer Ventures, LLC	H. Kenneth Cole Hillsdale College	John H. Castle Chairman & CEO of SMB, Inc. and SMB&T	Kurt G. Miller President of SMB, Inc. and SMB&T / President & CEO of FNB Financial	Thomas E. Kolassa HUB International, Inc.	Marcia S. Albright Cequent Electrical Products, Inc.

Officers of Southern Michigan Bancorp, Inc.

John H. Castle Chairman & Chief Executive Officer	Kurt G. Miller President	Danice L. Chartrand Senior Vice President/ Chief Financial Officer	Loren V. Happel Senior Vice President

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     63

Southern Michigan Bank & Trust Board of Directors

Marcia S. Albright Cequent Electrical Products, Inc. Dean Calhoun Coldwater Veneer, Inc.	John H. Castle Chairman & CEO of SMB, Inc. H. Kenneth Cole Hillsdale College	Gary H. Hart Infinisource, Inc. Nolan E. (Rick) Hooker Hooker Oil/Best American Car Washes	Gregory J. Hull Farmer Thomas E. Kolassa HUB International, Inc.	Donald J. Labrecque Labrecque Management Brian P. McConnell Burr Oak Tool & Gauge Company, Inc.	Kurt G. Miller President of SMB, Inc. and SMB&T / President & CEO of FNB Financial Freeman E. Riddle Spoor-Parlin, Inc.

Officers of Southern Michigan Bank & Trust

EXECUTIVE	MARKETING	TRUST DEPARTMENT	CAMDEN BRANCH	TEKONSHA BRANCH

John H. Castle	Patty Parker	Mary Guthrie	Lori Neill	Dawn Copas
Chairman & Chief Executive Officer	Vice President	Senior Vice President /	Branch Supervisor*	Branch Manager
Senior Trust Officer
Kurt G. Miller	COMMERCIAL LOANS		COLDWATER MAIN &	UNION CITY BRANCH
President		David Rumsey	EAST CHICAGO BRANCHES
	David Clow	Vice President		Ken Brooks
Danice L. Chartrand	Senior Vice President /	Senior Investment Officer	Veronica Hannah	Vice President /
Senior Vice President /	Head of Commercial Lending		Assistant Vice President /	Regional Branch Manager
Chief Financial Officer		Susan White	Branch Manager
	Joan Trenary	Vice President /		*Non Officer Position
Loren V. Happel	Vice President	Trust Officer	HILLSDALE BRANCH
Senior Vice President
	Tom Swoish	RETAIL BANKING SERVICES	Jason Williams
OPERATIONS	Vice President		Vice President /
		Rick Feller	Commercial Lender
Kelli Talbot	Doug Kiessling	Senior Vice President
First Vice President	Vice President		Ann Marie Bentley
Operations		Phyllis Wingate	Assistant Vice President /
	Nick Grabowski	Vice President /	Regional Branch Manager
Christine Hagaman	Vice President	Head of Retail Loan Operations
Vice President /			Shari Kline
Compliance Officer	Sarah Headley	DeAnne Hawley	Assistant Vice President /
	Vice President	Assistant Vice President /	Retail Loan Officer
Paul Mahle		Retail Loan Officer
Assistant Vice President /	Marcia McClellan		MARSHALL BRANCH
Senior Data Processing Officer	Administration Officer	ATHENS BRANCH
Annette Campau
Jamie Tobalske	HUMAN RESOURCES	Marcia Carman	Assistant Vice President /
Electronic Services Officer		Branch Manager	Community Bank Officer
Cheryl Moeslein
INFORMATION SYSTEMS	Human Resources Director	BATTLE CREEK BRANCH	Diane Krimmel
Retail Loan Officer
Jeff Kiersey		Deborah Davis
First Vice President /		Vice President /	NORTH ADAMS BRANCH
Network and Systems Manager		Loan Officer
Leonce Towers
Matt Siefken		Claudia Murch	Branch Supervisor*
Network and Systems Officer		Assistant Vice President /
Branch Manager

64     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

FNB Financial Board of Directors

John S. Carton Retired Business Executive John H. Castle Chairman & CEO of SMB, Inc. and SMB&T	Michael J. Eley Eley Funeral Homes, Inc. Dr. Glendora G. Greene Primary Care One	Patrick J. Haas T.H. Plastics Robert L. Hance Midwest Energy	Kelly M. Hostetler St. Joseph County United Way Kurt G. Miller President of SMB, Inc. and SMB&T / President & CEO of FNB Financial	Thomas D. Meyer Meyer Ventures, LLC

Officers of FNB Financial

EXECUTIVE	FINANCIAL SERVICES	CASSOPOLIS BRANCH

Kurt G. Miller	Melissa Natzke-Barlow	Janet Nosich
President & CEO	Vice President	Branch Officer
Investment Services Manager
FINANCE		CENTREVILLE BRANCH
Jared Hoffmaster
Sara Herrmann	Investment Sales Officer	Phyllis Nusbaum
Vice President		Branch Officer
Chief Financial Officer	RETAIL BANKING SERVICES
MENDON BRANCH
COMPLIANCE	Sally Cotton
	Vice President	Doreen Tobin
Trisha Pawloski	Retail Manager	Branch Officer
Assistant Vice President
Risk Management Officer	Debbie Leer
Collections Officer
INFORMATION SYSTEMS
Judith Ratering
Vikki Kline	Mortgage Loan Officer
Information Systems Officer
THREE RIVERS MAIN BRANCH
COMMERCIAL LOANS
Sharon Bachinski
Robert Hungerford	Branch Officer
Vice President
Commercial Loan Officer	THREE RIVERS WESTLAND
BRANCH
Brandon Cropsey
Vice President	Lynette Lorenz
Commercial Loan Officer	Branch Officer

TRUST DEPARTMENT	CONSTANTINE BRANCH

Jean Winans	Lorraine Fifer
Vice President	Branch Officer
Senior Trust Officer

SOUTHERN MICHIGAN BANCORP, INC. • 2008 ANNUAL REPORT     65

Shareholder Information

Annual Meeting

The annual meeting of Southern Michigan Bancorp, Inc. will be held on May 14, 2009 at 4:00 p.m. at the Dearth Community Center on the Branch County Fairgrounds in Coldwater, Michigan.

Market Information

The Trust Department of Southern Michigan Bank & Trust acts as the transfer and dividend paying agent for the Company's stock. For information concerning the Company's stock, call the Trust Department at (517) 279-5503 or (800) 379-7628.

Market Makers

Ferris, Baker Watts, Inc.
Dublin, Ohio
(614) 718-2224
(866) 313-4803

Howe Barnes Investments, Inc.
Chicago, Illinois
(312) 665-2954 or
(800) 800-4693

Stifel, Nicolaus & Company, Inc.
Grand Rapids, Michigan
(800) 676-0477

Hilliard Lyons, Inc.
Coldwater, Michigan
(517) 278-4333 or
(800) 211-5257

Robert Baird & Company
Grand Rapids, Michigan
(616) 459-4491 or
(800) 888-6200

66     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

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68     2008 ANNUAL REPORT • SOUTHERN MICHIGAN BANCORP, INC.

Southern Michigan BANCORP, INC.

16 W. Pearl Street

Coldwater, MI 49036

(517) 279-5500

www.smb-t.com